UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BMC Software, Inc

(Name of Registrant as Specified In Its Charter)

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BMC Software, Inc.

2101 CityWest Boulevard

Houston, Texas 77042

(713) 918-8800

June 17, 2010

Dear Stockholder:

BMC Software’s Annual Meeting of Stockholders will be held on Wednesday, July 21, 2010 at 9:00 a.m., local time, in the Piedmont room at The Loews Atlanta Hotel, Atlanta, Georgia 30309. We look forward to your attendance either in person or by proxy. If you received your Annual Meeting materials by mail, the annual report, notice of Annual Meeting, proxy statement and proxy card from our Board of Directors are enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and proxy statement on the Internet at http://materials.proxyvote.com/055921. We encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up for electronic delivery of BMC Software stockholder communications. For more information, see “Electronic Delivery of BMC Software Stockholder Communications” in the proxy statement.

At this year’s Annual Meeting, we request your approval of three proposals. First, we seek the election of ten members to our Board of Directors. Second, we seek your approval of an amendment to our Restated Certificate of Incorporation in connection with the amendment of our voting standard for matters subject to a stockholder vote. Third, we seek ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011. Our Board of Directors recommends that you vote FOR each of these proposals. Please refer to the proxy statement for detailed information on each of the proposals to be considered at the Annual Meeting.

Very truly yours,

ROBERT E. BEAUCHAMP

Chairman of the Board, President and Chief

Executive Officer

BMC SOFTWARE, INC.

2101 CityWest Boulevard

Houston, Texas 77042-2827

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 21, 2010

To the Stockholders of

BMC Software, Inc.:

The Annual Meeting of Stockholders of BMC Software, Inc., a Delaware corporation, will be held in the Piedmont room at The Loews Atlanta Hotel, 1065 Peachtree Street, NE, Atlanta, Georgia 30309 on July 21, 2010 at 9:00 a.m., local time.

We are holding the Annual Meeting for the following purposes:

1. To elect ten directors, each to serve until the next annual stockholders’ meeting and until his or her respective successor has been duly elected and qualified;

2. To approve an amendment to the Restated Certificate of Incorporation of BMC Software, Inc. in connection with the amendment of our voting standard for matters subject to a vote of stockholders;

3. To ratify the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accounting firm of BMC Software, Inc. for the fiscal year ending March 31, 2011; and

4. To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the meeting.

The above matters are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

Only stockholders of record at the close of business on May 25, 2010 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices, 2101 CityWest Boulevard, Houston, Texas 77042 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call our Investor Relations department at (713) 918-4525 to schedule an appointment.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail using the paper proxy card. For further details, see “Voting” and your proxy card or the email you received for electronic delivery of this proxy statement. If you have Internet access, we encourage you to record your vote on the Internet as it is convenient and it saves us significant postage and processing costs.

By Order of the Board of Directors,

DENISE M. CLOLERY

Senior Vice President, General Counsel

and Secretary

June 17, 2010

This proxy statement and the Annual Report to stockholders will be made available on the Internet at http://materials.proxyvote.com/055921 on or about June 17, 2010.

Electronic Delivery of BMC Software Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your BMC Software stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com and providing your e-mail address through such website after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (713) 918-4525.

Stockholders Sharing the Same Last Name and Address

In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please call 1-800-542-1061, send a request via email to sendmaterial@proxyvote.com or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you revoke your consent, you will be removed from the Householding program within 30 days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents. You may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Attending the Annual Meeting

The Annual Meeting will be held at 9:00 a.m., local time, on Wednesday, July 21, 2010, in the Piedmont room at The Loews Atlanta Hotel, 1065 Peachtree Street, NE, Atlanta, Georgia 30309. When you arrive, signs will direct you to the Piedmont room. Please note that the doors to the meeting room will not be open until 8:30 a.m. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet as it is convenient and it saves us significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

Important Change: An NYSE rule change that is effective for the 2010 Annual Meeting no longer permits brokers to vote in the election of directors if the broker has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

BMC SOFTWARE, INC.

2101 CityWest Boulevard

Houston, Texas 77042-2827

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 21, 2010

This proxy statement is furnished to the stockholders of BMC Software, Inc. (“BMC Software”) in connection with the solicitation of proxies by the Board of Directors (the “Board”). The proxies are to be voted at the 2010 Annual Meeting of Stockholders of BMC Software (the “Annual Meeting”) to be held in the Piedmont room at The Loews Atlanta Hotel, 1065 Peachtree Street, NE, Atlanta, Georgia, at 9:00 a.m., local time, on July 21, 2010, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by us will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about June 17, 2010. In this proxy statement, we sometimes refer to BMC Software as the “Company,” “BMC,” “we” or “us.”

As of May 25, 2010, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 180,208,679 shares of the common stock, $.01 par value, of BMC Software (the “Common Stock”). Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A majority of the outstanding shares present in person or by proxy will constitute a quorum.

Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy that is signed and returned, but on which no voting direction is specified, will be voted FOR the election of the nominees named herein to the Board, FOR the approval of the amendment to BMC Software’s Restated Certificate of Incorporation, and FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

Our annual report to stockholders containing financial statements for the fiscal year ended March 31, 2010 accompanies this proxy statement. Stockholders are referred to the annual report for financial and other information about our business activities. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Robert E. Beauchamp, Chairman of the Board, President and Chief Executive Officer, and Denise M. Clolery, Senior Vice President, General Counsel and Secretary, have been designated as proxies for the 2010 Annual Meeting.

2.	What is a proxy statement?

It is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy card designating Robert E. Beauchamp and Denise M. Clolery each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures including information about our Board and officers.

3.	What matters will be voted on at the Annual Meeting?

There are three proposals that are scheduled to be considered and voted on at the Annual Meeting:

(a) Proposal One: Election of ten directors, each to serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified;

(b) Proposal Two: Approval of an amendment to our Restated Certificate of Incorporation; and

(c) Proposal Three: Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

4.	What are the Board’s voting recommendations?

The Board recommends that you vote FOR the election of the Board’s nominees in the election of directors, FOR the approval of the amendment to our Restated Certificate of Incorporation, and FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

5.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) If your shares are registered in your name, you are a stockholder of record with respect to those shares.

(b) If your shares are registered in the name of your broker or bank, your shares are held in street name and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker or bank how to vote your shares, and you will receive separate instructions from your broker or bank describing how to vote your shares.

6.	What different methods can you use to vote?

(a) Internet: All stockholders of record as of May 25, 2010 can have their shares voted by proxy via the Internet, using the procedures and instructions described on the proxy card and other enclosures. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on July 20, 2010.

(b) Telephone: All stockholders of record as of May 25, 2010 can also have their shares voted by proxy via touchtone telephone from the U.S. and Canada, using the toll free telephone number on the proxy card. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on July 20, 2010.

The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

(c) Written: All stockholders of record as of May 25, 2010 can also vote by written proxy card. Votes submitted via written proxy must be received by 5:00 p.m. Eastern Time on July 20, 2010.

(d) In Person: All stockholders of record as of May 25, 2010 may vote in person at the Annual Meeting.

If your shares are held in the name of a broker or bank, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please check with your broker or bank and follow the voting procedures your broker or bank provides to vote your shares. Also, please note that if the holder of record of your shares is a broker or bank and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your broker or bank that holds your shares and present that proxy and proof of identification at the Annual Meeting.

7.	What is the record date and what does it mean?

The record date for the 2010 Annual Meeting is May 25, 2010. The record date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the meeting.

8.	How can you revoke a proxy?

A stockholder of record may revoke a proxy prior to the completion of voting at the Annual Meeting by giving written notice to our Secretary, delivering a later-dated proxy (via the Internet, by telephone or by written proxy card), or voting in person at the Annual Meeting.

9.	How many shares must be present or represented to conduct business at the Annual Meeting?

In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by BMC Software itself, are not voted and do not count for this purpose.

10.	What are your voting choices when voting for director nominees and what vote is needed to elect Directors?

In the vote on the election of ten director nominees to serve until the 2011 Annual Meeting, stockholders may:

(a)	vote in favor of one or more nominees,

(b)	vote against one or more nominees, or

(c)	abstain from voting on one or more nominees.

A nominee will be elected if he or she receives the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

The Board recommends a vote FOR each of the nominees.

11.	What are your voting choices when voting on the amendment to the Company’s Restated Certificate of Incorporation and what vote is needed to approve the amendment?

In the vote on the amendment to the Company’s Restated Certificate of Incorporation, stockholders may:

(a)	vote in favor of the amendment,

(b)	vote against the amendment, or

(c)	abstain from voting on the amendment.

The proposal to amend the Company’s Restated Certificate of Incorporation will require approval by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

The Board recommends a vote FOR the amendment to the Company’s Restated Certificate of Incorporation.

12.	What are your voting choices when voting on ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011 and what vote is needed to ratify their appointment?

In the vote on ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011, stockholders may:

(a)	vote in favor of ratification,

(b)	vote against ratification, or

(c)	abstain from voting on ratification.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011 will require approval by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

13.	What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all director nominees, FOR the amendment to the Company’s Restated Certificate of Incorporation, and FOR the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP.

14.	What are abstentions and broker non-votes and how are they counted?

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares, such that the broker is unable to vote those uninstructed shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner with respect to the ratification of the appointment of the independent registered public accounting firm. Brokers will not have discretionary voting power to vote shares with respect to the election of directors or the amendment to our Restated Certificate of Incorporation.

Abstentions and shares that are the subject of a broker non-vote are counted as present for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have the same effect as a vote against (1) the Board’s nominees for election as directors, (2) the amendment to our Restated Certificate of Incorporation, and (3) the ratification of Ernst & Young LLP as our independent registered public accounting firm.

If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations department at (713) 918-4525.

PROPOSAL ONE: ELECTION OF DIRECTORS

The size of our Board is currently set at eleven directors. Mr. B. Garland Cupp, who has served as a director since 1989, including as Chairman of the Board from May 2001 to October 2008 and as Presiding Director from October 2008 to January 2010, will be retiring from the Board, and will not stand for re-election, at the Annual Meeting. Therefore, the Board has adopted a resolution reducing the size of our Board to ten directors effective as of the date of the Annual Meeting. The current Board members (excluding Mr. Cupp) are the Board’s nominees for the upcoming election of directors. Each director is elected annually to serve until the next Annual Meeting and until his or her successor is elected and qualified. Except for Messrs. Hawkins and James who joined the Board in May 2010, each of the nominees listed below was elected by the stockholders at the last Annual Meeting. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by us and not marked will be voted FOR the election of each of the nominees named below. Stockholders may not cumulate their votes in the election of directors. If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement if the Board names one.

A nominee will be elected if he or she receives the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

Recommendation of the Board

The Board recommends a vote “FOR” the election to the Board of each of the following nominees:

Name	Age	Position and Office Held	Director Since
Robert E. Beauchamp	50	Director – Chairman of the Board, President and Chief Executive Officer	2001
Jon E. Barfield	58	Director – Independent, Presiding Director	2001
Gary L. Bloom	49	Director – Independent	2007
Meldon K. Gafner	62	Director – Independent	1987
Mark J. Hawkins	51	Director – Independent	2010
Stephan A. James	63	Director – Independent	2010
P. Thomas Jenkins	50	Director – Independent	2004
Louis J. Lavigne, Jr.	62	Director – Independent	2008
Kathleen A. O’Neil	58	Director – Independent	2002
Tom C. Tinsley	57	Director – Independent	1997

Director Information and Qualifications

Listed below are the biographies of each director nominee. The biographies include information regarding each individual’s service as a director of the Company, business experience and principal occupations for at least the past five years, director positions at public companies held currently or at any time during the past five years, and the experiences, qualifications, attributes or skills that led the Governance Committee to recommend, and the Board to determine, that the person should serve as a director for the Company.

Robert E. Beauchamp. Mr. Beauchamp has served as Chairman of the Board since October 2008 and has served as our President and Chief Executive Officer and a member of the Board since January 2001. He brings to these positions a thorough understanding of our business with experience in key areas, including business strategy, research and development, marketing and sales. Mr. Beauchamp joined us in May 1988, dedicating six years to the sales organization and progressing from senior account representative to sales manager. While in sales he gained a solid understanding of the business issues our customers face on a daily basis. He joined our marketing organization in 1994 as Vice President, Strategy Marketing & Development and subsequently assumed responsibility for our mergers and acquisitions efforts as Vice President, Business Strategy. Prior to his selection as President and Chief Executive Officer, he further developed his knowledge of our company and the software business as Senior Vice President of Research and Development. Mr. Beauchamp currently serves on the board of National Oilwell Varco, Inc., a public company, and is active in the Houston business community, serving on several civic boards.

As the Company’s Chief Executive Officer for the past nine years and an employee of the Company with increasing levels of responsibility for over 20 years, Mr. Beauchamp brings to the Board extensive knowledge of the software industry and an in-depth understanding of all aspects of the Company, including its customers, operations, competitive landscape and key business drivers.

Jon E. Barfield. Mr. Barfield has served as our Presiding Director since January 2010 and has been a director since 2001. Mr. Barfield has served as the President since 1981 and as Chairman and President since 1995 of The Bartech Group, Inc., a privately held talent acquisition and management firm specializing in the placement of engineering and information technology professionals, business process consulting services, and managing the staffing requirements of regional and global corporations. He practiced corporate and securities law at Sidley Austin from 1977 to 1981. Mr. Barfield is a director of CMS Energy Corporation, a public company. Within the past five years, Mr. Barfield also served as a director of the following public companies: Dow Jones & Company, Granite Broadcasting Corp., National City Corporation, and Tecumseh Products Company.

As the Chief Executive Officer of The Bartech Group, Inc., Mr. Barfield brings to the Board a wealth of business management and operational experience. The Board also values and benefits from his significant experience on other public company boards of directors and board committees, including in the areas of legal risk oversight and risk management, financial reporting, human resources, corporate governance, and mergers and acquisitions.

Gary L. Bloom. Mr. Bloom has been a director since 2007. Mr. Bloom has served since March 2010 as Chief Executive Officer of eMeter, Inc., a privately held software company. From December 2009 to March 2010, Mr. Bloom was a business consultant, and from December 2006 to December 2009, Mr. Bloom was a consultant of Texas Pacific Group, a global private investment firm. Mr. Bloom served as Vice Chairman and President of Symantec from July 2005 to March 2006. Mr. Bloom joined Symantec through its merger with VERITAS Software Corporation, where he served as President and Chief Executive Officer from November 2000 to January 2002, and Chairman, President and Chief Executive Officer from January 2002 to July 2005. Mr. Bloom joined VERITAS after a 14-year career with Oracle Corporation, rising to the rank of Executive Vice President. Mr. Bloom also serves on the board of Taleo Corporation, a public company. Within the past five years, Mr. Bloom also served as a director of the following public companies: VERITAS Software Corporation and Symantec Corporation.

Through his more than 20 years of software company experience, including as a former Chief Executive Officer of a publicly traded software company, and service on other public software company boards, Mr. Bloom brings to the Board extensive knowledge of the software industry and specific insights into the operational and strategic issues facing the Company.

Meldon K. Gafner. Mr. Gafner has been a director since 1987. Mr. Gafner has served since 1998 as the Chief Executive Officer of the Farsight Group, a privately held company that specializes in advanced communications equipment and consulting. He was President, Chief Executive Officer and Chairman of the Board of Comstream Corporation, a privately held manufacturer of high-speed satellite earth stations for data distribution, from July 1988 to July 1997.

As a result of his professional experiences, Mr. Gafner possesses knowledge and experience in management of companies focusing on technology-driven innovation. Mr. Gafner has also served for more than 20 years on the Board affording institutional continuity and industry knowledge accumulated through various industry and economic cycles and through the Company’s growth during that period.

Mark J. Hawkins. Mr. Hawkins has been a director since May 2010. Mr. Hawkins has served as Executive Vice President and Chief Financial Officer of Autodesk, Inc. since April 2009. Prior to joining Autodesk, Mr. Hawkins served as Chief Financial Officer and Senior Vice President of Finance and Information Technology at Logitech International S.A. from April 2006 to April 2009. He was employed by Dell Inc. in various finance roles from 2000 to 2006, most recently serving as Vice President of Finance for worldwide procurement and logistics. Prior to joining Dell, Mr. Hawkins was employed by Hewlett-Packard Company for 18 years in finance and business-management roles.

As a Chief Financial Officer of a publicly traded software company, Mr. Hawkins brings to the Board global financial management expertise in the technology industry, including experience in the areas of accounting, capital markets and information technology management.

Stephan A. James. Mr. James has been a director since May 2010. Mr. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture, from August 2004 to 2006. Mr. James serves as a director of the following public companies: Fidelity National Information Services, Inc. and Navigant Consulting, Inc. Within the past five years, Mr. James also served as a director of the following public companies: CDW Corporation and Metavante Technologies, Inc.

Mr. James brings to the Board valuable and extensive business and strategic experience in the management and operations of a large, complex international professional services organization. In addition, Mr. James possesses significant public company board experience.

P. Thomas Jenkins. Mr. Jenkins has been a director since 2004. Mr. Jenkins currently serves as Executive Chairman of the Board and Chief Strategy Officer of Open Text Corporation, a publicly traded software company and a leader in providing enterprise content management. Mr. Jenkins was appointed Chief Strategy Officer of Open Text in August 2005. He served as Chief Executive Officer of Open Text from July 1997 to July 2005. From December 1994 to July 1997, Mr. Jenkins held progressive executive positions with Open Text.

Mr. Jenkins brings to the Board a wealth of executive knowledge and extensive business strategy, operational and management experience in the software industry.

Louis J. Lavigne, Jr. Mr. Lavigne has been a director since 2008. Mr. Lavigne is currently a management consultant specializing in the areas of corporate finance, accounting and strategy. Mr. Lavigne retired in March 2005 as Executive Vice President and Chief Financial Officer of Genentech, Inc. He served as Genentech’s Chief Financial Officer from 1988 to 2005. Mr. Lavigne became the Controller in May 1983 and an officer of Genentech in February 1984. Mr. Lavigne serves as a director and as Chairperson of the board of Accuray Incorporated and as a director of Allergan, Inc., both public companies. Mr. Lavigne previously served on our Board from October 2004 to February 2007. Within the past five years, Mr. Lavigne also served as a director of the following public companies: Arena Pharmaceuticals, Inc., Equinix, Inc. and Kyphon, Inc. Mr. Lavigne also serves as a trustee of the California Institute of Technology (CalTech).

As a former Chief Financial Officer of a large, complex publicly traded company and a current and former member of numerous public company boards, Mr. Lavigne brings to the Board financial expertise and extensive experience in business operations, strategy, accounting and public company governance.

Kathleen A. O’Neil. Ms. O’Neil has been a director since 2002. She is the President and Chief Executive Officer of Liberty Street Advisors, LLC, a company that she founded in 2001. Liberty Street Advisors, LLC advises public and private companies on corporate governance, risk management, strategy development, infrastructure needs, leadership alignment and execution of change initiatives. Prior to her work at Liberty Street Advisors, Ms. O’Neil was employed at IBM as General Manager of the company’s Global Financial Markets Infrastructure Group from January 2001 to September 2001. Prior to joining IBM, Ms. O’Neil served for 24 years at the Federal Reserve Bank of New York in a series of executive roles including Chief Operations Officer, Chief Financial Officer, Chief Administrative Officer and Chief Risk Officer. Ms. O’Neil is a member of the board of directors of Guidance Software, a public company. Ms. O’Neil is also a member of the board of trustees of the Motley Fool Independence Fund and a member of the board of directors of MetLife Bank, N.A., a subsidiary of MetLife, Inc.

As a result of Ms. O’Neil’s professional experiences, she provides the Board with financial expertise, experience in risk management, executive managerial experience and extensive knowledge of corporate governance.

Tom C. Tinsley. Mr. Tinsley has been a director since 1997. He has been a Partner with General Atlantic Partners, a private equity investment firm, since February 2001 and served as a Special Advisor to the firm from September 1999 until becoming a Partner. Mr. Tinsley joined Baan Company N.V., in November 1995 as President and Chief Operating Officer and served in that position until June 1999. Prior to joining Baan, he was a Director at McKinsey & Company, Inc., where he was employed for eighteen years. Mr. Tinsley serves on the board of Net1 UEPS Technologies, Inc., a public company. Mr. Tinsley also serves as a director of Critical Path, a privately held company which was publicly traded within the past five years. Within the past five years, Mr. Tinsley also served as a director of Xchanging plc, a public company.

Mr. Tinsley brings to the Board managerial experience in the software industry and, by virtue of his 13 years of service on the Board, extensive knowledge of the Company. The Board also values and benefits from Mr. Tinsley’s experience in evaluating, investing in and acquiring technology companies.

Independence of Directors

As required by the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Corporate Governance Guidelines impose additional independence criteria and state that membership on our Board will be predominantly non-employee directors who, at a minimum, meet the criteria for independence required by the NASDAQ. Based on a review of their professional and personal affiliations, the Board has determined that each of the directors, except for Mr. Beauchamp who is our President and Chief Executive Officer, are independent directors, as defined in the applicable rules for NASDAQ listed companies and the additional standards set forth in our Corporate Governance Guidelines. In determining Mr. Hawkins’ independence, the Board considered Mr. Hawkins’ position as Executive Vice President and Chief Financial Officer of Autodesk, Inc., a company with which we have done business in the ordinary course on an arm’s length basis for more than ten years. Autodesk uses certain of our products and pays us license and maintenance fees which are not material to us. Mr. Hawkins does not have a direct or indirect interest in any such transactions between us and Autodesk. In determining Mr. Jenkins’ independence, the Board considered Mr. Jenkins’ position as Chief Strategy Officer for Open Text Corporation, a company with which we have a business relationship. As a result of acquisitions of companies made by each of us and Open Text, we have both inherited a pre-existing business relationship which has resulted in BMC Software licensing software from Open Text for use in certain of our products. This business relationship was established in the ordinary course of business on an arms-length basis without the involvement of Mr. Jenkins and is not material to either Open Text or us. Mr. Jenkins does not have a direct or indirect interest in such business relationship.

Corporate Governance Principles and Board Matters

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the Board and vote on extraordinary matters. The Board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer, and management runs the company’s day-to-day operations. The nominees for election include nine independent directors, as defined by the rules of the NASDAQ, and our President and Chief Executive Officer. The Board’s principal responsibility is to promote the best interests of our stockholders by providing guidance and oversight for the management of our business and affairs.

The Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for overseeing these Guidelines and making recommendations to the Board concerning corporate governance matters. The Guidelines can be viewed on our website at www.bmc.com/investors. Among other matters, the Guidelines include the following:

•	Membership on our Board will be predominantly non-employee directors who, at a minimum, meet the criteria for independence required by the NASDAQ.

•	The Board has adopted additional independence criteria set forth in the Guidelines.

•	Each regularly scheduled Board meeting will include an executive session of the independent directors; the Presiding Director presides during such executive sessions.

•	The Board conducts an annual evaluation of itself, its committees and each individual director.

•

When the Chairman is not independent, then the Board will appoint an independent director as Presiding Director. The Chairman and the Presiding Director are reviewed annually as part of the Board’s evaluation process and are subject to removal or rotation at the discretion of the Board.

•	The Board expects our directors and officers to exhibit the highest standards of ethical behavior and to set an ethical tone for our company.

•	To effectively discharge their oversight duties, the Board has direct access to management.

•	All members of the Board stand for election at the Annual Meeting of Stockholders.

The Board’s Corporate Governance Guidelines contain a guideline that generally, a director will not be nominated to stand for election at an Annual Meeting if he or she would be age 70 or older at the time of the election; provided, that such director has had the opportunity to serve at least five years as a director.

Board Leadership Structure and Presiding Director

Mr. Beauchamp serves as both our Chairman of the Board and our Chief Executive Officer. The Board has no policy mandating the combination or separation of the roles of Chairman and Chief Executive Officer and believes the matter of Board leadership structure should be discussed and considered from time to time. At this time, the Board believes that Mr. Beauchamp is the director best situated to serve as Chairman of the Board. He is the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the Board’s discussion of strategy and business operations. The Board believes that Mr. Beauchamp’s service in the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and the executive management team and allows for greater focus on executing the Company’s strategic initiatives and business plans.

The Board is committed to ensuring strong independent oversight of management and leadership of the Board. Accordingly, our Corporate Governance Guidelines provide that when the Chairman is not independent, the Board will appoint an independent director as Presiding Director. Mr. Barfield has served as Presiding Director since January 2010. Mr. Cupp served as Presiding Director from October 2008 to January 2010 and previously served as our Chairman of the Board from May 2001 to October 2008. The Board believes this role of Presiding Director adequately addresses the need for leadership and organizational structure for the independent directors.

The Corporate Governance Guidelines provide that the Chairman shall consult with the Presiding Director, committee chairs and other directors when preparing the agendas for the Board meeting. The Chairman and the Presiding Director share the following duties and responsibilities:

•

monitoring the quality, quantity and timeliness of the flow of information between management and the Board; although management is responsible for the preparation of most materials for the Board, the Chairman or Presiding Director may request specific or additional material;

•	interviewing, along with the members of the Governance Committee and other independent directors to the extent practical, all Board candidate finalists; and

•	consulting with the Governance Committee with respect to the membership of the various Board committees and the selection of the committee chairs.

The Presiding Director has the following duties and responsibilities:

•	developing the agenda for, and moderating executive sessions of, the Board’s independent directors;

•	acting as principal liaison between the independent directors and the Chairman and/or Chief Executive Officer on matters discussed in executive sessions;

•	the Presiding Director may call meetings of the full Board or just the independent directors of the Board, in addition to the executive sessions held during regularly scheduled Board meetings;

•	presiding at any meeting of the Board or stockholders at which the Chairman is not present;

•

advising and consulting with the Chairman and the chair of each Board committee as to the appropriate information, agendas and schedules of Board and Board committee meetings (the Presiding Director is encouraged to attend those Board committee meetings at which critical issues are to be decided);

•	approving, in consultation with other independent directors, the retention and compensation of consultants who report directly to the Board;

•

in conjunction with one of the Board committee chairs, reviewing with the Chief Executive Officer the Chief Executive Officer’s performance evaluation, including a review of the Chief Executive Officer’s performance as Chair, conducted by the independent directors; and

•	with the assistance of the Governance Committee, reviewing each individual director’s performance annually, and discussing the details of each director’s review with him or her.

Board Oversight of Risk Management

The Board of Directors, as a whole and through the various committees of the Board, oversees the Company’s risk management process, including operational, financial, legal and regulatory, strategic and reputational risks. Enterprise risk management is an integral part of the Company’s strategic planning process. The Audit Committee plays a leading role in assisting the Board in its oversight of the risk management process. In addition, the oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.

The Company has a Vice President of Enterprise Risk Management (“VP-ERM”). This position is devoted to assisting management in the identification and assessment of risks and the development of risk management strategies. The VP-ERM reports to our Chief Financial Officer and, together, they provide the Audit Committee and the full Board with periodic reports regarding major risks identified and the steps taken to monitor and control those risks.

Board committees consider risks within their respective areas of oversight responsibility and the respective committee chairs advise the Board of any significant risks and management’s response via periodic committee reports to the full Board. In particular, the Audit Committee focuses on financial risk, including internal controls, and legal and regulatory compliance risks. The Compensation Committee considers risks relating to the Company’s compensation programs and policies, and the Mergers and Acquisitions Committee reviews risks relating to potential acquisitions, investments and divestitures.

Board Meetings and Committee Composition

The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Our quarterly in-person Board meeting agendas include executive sessions for the non-employee directors (all of whom are independent directors) to meet without management present. The Presiding Director, who is an independent director, presides over these executive sessions. The Board met in person four times in fiscal 2010 and held six telephonic Board meetings. The independent directors met in executive session at the conclusion of each of the four quarterly in-person meetings. Each Board member attended at least 75% of the total number of meetings of the Board and the committees on which he or she serves. Each director is encouraged to be present at Annual Meetings of stockholders. At the 2009 Annual Meeting of stockholders, all of the directors were in attendance.

The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating and Mergers and Acquisitions Committees. Each committee has a written charter approved by the Board. These charters are available on our website at www.bmc.com/investors. We will also furnish copies of any charter upon request. Requests for copies should be directed to Ms. Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

The current members of the committees are identified in the following table.

Director	Audit	Compensation	Corporate Governance and Nominating	Mergers & Acquisitions
Jon E. Barfield	X		X
Gary L. Bloom		Chair	X
B. Garland Cupp			X	X
Meldon K. Gafner		X		X
P. Thomas Jenkins		X		Chair
Louis J. Lavigne, Jr.	Chair
Kathleen A. O’Neil	X		Chair
Tom C. Tinsley		X		X

As a non-independent director, Mr. Beauchamp does not serve on any of the Board committees. Messrs. Hawkins and James joined our Board in May 2010 and, as of the date of this proxy statement, have not been appointed to any Board committees.

Audit Committee. The Audit Committee has been established to assist the Board in fulfilling its responsibility to oversee (i) the integrity of our financial statements and the process that produces them, (ii) our compliance with legal and regulatory requirements, (iii) the quality and integrity of our risk management processes, and (iv) the qualifications, engagement, compensation and independence of the independent registered public accountants. The Audit Committee also oversees the performance of our internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent registered public accountants. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the regulations of the SEC, and each of the members meets the independence criteria for audit committee members as defined by NASDAQ and the SEC. No member of the Audit Committee serves on more than three public company audit committees. In fiscal 2010, the Audit Committee held eight meetings. The report of the Audit Committee begins on page 56.

Compensation Committee. The Compensation Committee’s primary function is to support the Board in fulfilling its oversight responsibilities relating to senior management performance, compensation and succession. In this regard, the Board and Compensation Committee align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee’s duties include: making recommendations to the Board with respect to all compensation plans covering executive officers, administering our equity plans, reviewing our employee benefits and reviewing our Compensation Discussion and Analysis disclosure. The Compensation Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2010, the Compensation Committee held seven meetings. The Compensation Discussion and Analysis section, which begins on page 28, contains information on the roles of the Compensation Committee, the Board, executive officers and outside consultants in determining or recommending executive compensation.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (the “Governance Committee”) is appointed by the Board to ensure that the Board governance system performs well. The duties of the Governance Committee include annually reviewing and reassessing the adequacy of our Corporate Governance Guidelines, managing the Board’s annual evaluation process, monitoring director independence and overseeing outside director compensation. In addition, the Governance Committee assesses the appropriate balance of skills, characteristics and perspectives required for an effective Board, identifies, screens and recommends qualified director candidates and periodically reassesses the adequacy of the Board’s size. Although the Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board of Directors that represents a diversity of backgrounds, skills and experience. The Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process. The Governance Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee utilizes third party search consultants to identify director candidates. The Governance Committee retained Heidrick & Struggles to conduct a director search in fiscal 2010. As a result of that search, Messrs. Hawkins and James were referred to the Governance Committee and, upon recommendation of the Governance Committee, were appointed to the Board in May 2010. The Governance Committee will consider all stockholder recommendations for candidates for the Board; any such recommendations should be sent to the Governance Committee, c/o Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042, and should include the recommended candidate’s name, biographical data and qualifications. The Governance Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section 12 of our Corporate Governance Guidelines, which can be viewed on our website at www.bmc.com/investors. The Governance Committee evaluates all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities, knowledge and skills for directors and whether requesting additional information or an interview is appropriate. In fiscal 2010, the Governance Committee held ten meetings.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee (the “M&A Committee”) is appointed by the Board to review and assess, and assist management and the Board in reviewing and assessing, potential acquisitions, strategic investments and divestitures. The duties of the M&A Committee include providing guidance to management and the Board with respect to our acquisition, investment and divestiture strategies, assisting management and the Board with identifying acquisition, investment and divestiture opportunities, and overseeing management’s and the Board’s due diligence process with respect to proposed acquisitions, investments and divestitures. The M&A Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2010, the M&A Committee held six meetings.

Communications from Stockholders to the Board

The Board is receptive to direct communication with stockholders and recommends that stockholders and other interested parties initiate any communications with the Board in writing and send them in care of the Secretary. Stockholders can send communications by e-mail to directors@bmc.com, by fax to (713) 918-1110 or by mail to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Communications to the Board must include the number of shares owned by the stockholder as well as the stockholder’s name, address, telephone number and email address, if any. The Board has instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, pursuant to Board policy, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within our company for review and possible response. A more detailed disclosure regarding our Board communication process is available on our website at www.bmc.com/investors.

Related Person Transactions and Procedures

The Board’s Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” between us or our subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we or a subsidiary are a participant and a related person has a direct or indirect interest. The Governance Committee will determine, in its discretion, whether to approve or disapprove of a related person transaction. In determining whether to approve or ratify a related person transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Governance Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect interest in the following categories of transactions:

•	compensation to executive officers determined by the Compensation Committee and independent members of the Board;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

In fiscal 2010, there were no related person transactions requiring disclosure.

Professional Conduct Policy and Code of Ethics

The Board has adopted a Professional Conduct Policy and Code of Ethics (the “Code”) for our company. The Board requires all directors, officers and employees to adhere to the Code in addressing the legal, regulatory and ethical issues encountered in conducting their work. This includes our principal executive officer and principal financial and accounting officers. A copy of the Code can be viewed on the corporate commitment section of our website at www.bmc.com and is available in print upon request to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042. Among other matters, the Code is reasonably designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or furnish to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

We maintain procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to raise issues or report potential or actual violations anonymously. We also conduct periodic mandatory awareness training on various ethics and compliance-related topics, and we require all eligible employees and all non-employee directors to make an annual compliance certification.

Compensation of Directors

It is the general policy of the Board that compensation for directors who are not our employees (“non-employee directors”) should be a mix of cash and equity-based compensation. Any employee director, such as our Chief Executive Officer, is not paid for Board service in addition to his or her regular employee compensation. Non-employee directors may not receive consulting, advisory or other compensatory fees from us in addition to their Board compensation. Non-employee director compensation levels are periodically reviewed by the Governance Committee and resulting recommendations are presented to the full Board for approval. When reviewing non-employee director compensation, the Governance Committee reviews our director compensation practices and compares them against the practices of a selected peer group of technology companies as well as against the practices of public company boards generally. In addition, from time to time, the Governance Committee may utilize the assistance and advice of outside compensation consultants. The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving our company but should not be so great as to compromise independence.

BMC compensates its non-employee directors for their commitment and service utilizing cash and equity, with the following philosophy:

•	Annual cash retainer: to compensate directors for their commitment to serve on behalf of BMC.

•

Board meeting fees: to compensate directors for the time commitment involved in participating in Board meetings in person. Meetings generally involve at least two days, including travel. Non-employee directors are also reimbursed for all travel and related expenses incurred in connection with their Board service.

•

Committee retainers: to compensate for the specific work performed by each committee. Committee fees are differentiated to acknowledge market differences as well as the magnitude of the work each committee provides. Service on the Audit Committee is the most demanding and is therefore compensated with the highest committee retainer. Committee chairs also receive a higher retainer in acknowledgement of the additional work required.

•	Equity awards: to compensate directors on a long-term basis and provide alignment with stockholder interests.

For fiscal 2010, our annual cash retainer for non-employee directors was $50,000, which was paid in quarterly installments. The director serving as independent Presiding Director received an additional cash retainer at the annual rate of $30,000, which was paid quarterly. Each non-employee director also received a $3,000 meeting fee for each in-person Board meeting attended. There were four in-person meetings in fiscal 2010.

Members of Board committees received annual cash retainers for their service on committees in fiscal 2010 as set forth in the following chart:

Committee	Chair Retainer ($)	Member Retainer ($)
Audit	27,000	16,000
Compensation	18,000	11,000
Corporate Governance and Nominating	12,000	7,000
Mergers and Acquisitions	12,000	7,000

Each non-employee director is eligible to participate in our Non-Qualified Deferred Compensation Plan, see “Executive Compensation—Fiscal 2010 Non-Qualified Deferred Compensation.”

Each non-employee director also receives an annual equity retainer in the amount of $288,000 delivered in the form of restricted stock units (“RSUs”) granted on the date of our Annual Meeting. On the date of such grant, each director receives a number of RSUs determined by dividing $288,000 by the average of the high and low trading prices for BMC’s Common Stock on the immediately preceding trading date and eliminating any fractional share. The RSUs will become fully vested after one year of continuous service on the Board from the grant date (which is typically the date of our Annual Meeting); provided, that in the event the next year’s Annual Meeting of stockholders is held prior to the one-year anniversary of the grant date and a director who has served continuously since the grant date to the date of such meeting is not re-elected, such director’s RSUs will become fully vested on the date of such meeting.

A new director joining the Board between Annual Meetings will receive pro rata cash and equity compensation based on the point during the year in which such director joins the Board.

The Corporate Governance Guidelines require that each non-employee director own 7,500 shares of Common Stock by the later of: (i) April 27, 2014 or (ii) a director’s fifth anniversary of joining the Board. For information on the number of shares of Common Stock owned by the members of the Board as of June 1, 2010, see “Security Ownership of Management” on page 27.

Fiscal 2010 Director Compensation Table

The following table sets forth the compensation details for each person who served as a non-employee director during fiscal 2010:

Name	Fees Earned or Paid in Cash ($)	Stock (RSU) Awards ($)(3)	Total ($)
Jon E. Barfield(1)	90,833	288,108	378,941
Gary L. Bloom	87,000	288,108	375,108
B. Garland Cupp (2)	100,167	288,108	388,275
Meldon K. Gafner	80,000	288,108	368,108
P. Thomas Jenkins	85,000	288,108	373,108
Louis J. Lavigne, Jr.	89,000	288,108	377,108
Kathleen A. O’Neil	90,000	288,108	378,108
Tom C. Tinsley	80,000	288,108	368,108

(1)	Mr. Barfield has served as independent Presiding Director since January 21, 2010.
(2)	Mr. Cupp served as independent Presiding Director from October 30, 2008 through January 20, 2010.
(3)	Represents grant date fair value as determined in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted by the Company in the respective fiscal year, calculated by multiplying the fair market value of a share of Common Stock on the date of grant (the average of the high and low trading prices on such date) by the number of RSUs.

The following table sets forth the number of stock options (all vested) and unvested RSUs held by each non-employee director as of March 31, 2010:

Name	Total Outstanding Stock Options	Total Outstanding RSUs
Jon E. Barfield	30,000	8,485
Gary L. Bloom	57,500	8,485
B. Garland Cupp	200,000	8,485
Meldon K. Gafner	200,000	8,485
P. Thomas Jenkins	90,000	8,485
Louis J. Lavigne, Jr.	47,500	8,485
Kathleen A. O’Neil	185,000	8,485
Tom C. Tinsley	120,000	8,485
Total	930,000	67,880

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE BMC SOFTWARE, INC.

RESTATED CERTIFICATE OF INCORPORATION

Overview

Our Board of Directors recently approved an amendment to our Amended and Restated Bylaws (the “Bylaw Amendment”) to provide for the following stockholder voting standards:

•	in uncontested director elections, a nominee for election to the Board of Directors would be elected if the votes cast “for” the nominee exceed the votes cast “against” the nominee;

•	in contested director elections (where the number of nominees exceeds the number of directors to be elected), director nominees would be elected by a plurality of the votes cast; and

•

for matters other than the election of directors, the required vote for stockholder approval of a matter would be a majority of the total number of votes of the Company’s capital stock represented at the stockholder meeting and entitled to vote on the matter (subject to any higher voting requirement required by applicable law, the Restated Certificate of Incorporation, the Amended and Restated Bylaws or applicable securities exchange rules).

Our Restated Certificate of Incorporation provides for a voting standard that is inconsistent with the Bylaw Amendment. Under our Restated Certificate of Incorporation, all matters requiring stockholder approval (including the election of a director) require the affirmative vote of a majority of the outstanding shares of Common Stock. Our Board of Directors has approved an amendment to our Restated Certificate of Incorporation, subject to stockholder approval, that deletes the voting standard from the Restated Certificate of Incorporation (the “Charter Amendment”). The Bylaw Amendment does not become effective unless and until the Charter Amendment is approved by stockholders and filed with the Secretary of State of the State of Delaware.

Background

Under the laws of the State of Delaware, the state in which we are incorporated, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director unless the corporation’s certificate of incorporation or bylaws otherwise provide. Under the Company’s Restated Certificate of Incorporation, the stockholder vote required for approval of any matter, including for the election of a director, is a majority of the outstanding shares of Common Stock. This voting standard applies in contested director elections as well as in uncontested director elections.

Based upon its review, the Governance Committee observed that many companies that have revisited their stockholder voting standards in recent years have adopted a majority of votes cast standard in uncontested director elections and a plurality voting standard in contested director elections. The Governance Committee noted that the requirement that a director be elected by holders of a majority of the outstanding shares in the event of a contested election could operate as a takeover defense and could result in an outcome that would be contrary to the vote of holders of a majority of shares of Common Stock voting at a meeting.

In addition, the Governance Committee recognized that recent changes to the rules governing brokers’ discretionary authority to vote uninstructed shares on behalf of beneficial owners would have a disproportionate impact on the Company absent a change to the voting standard. Prior to 2010, brokers who did not receive instructions from beneficial owners of shares could exercise their discretionary authority to vote shares of our Common Stock beneficially owned by their clients in uncontested director elections. Under the rules governing brokers, brokers no longer have this discretionary authority. As a result, under the Company’s existing voting standard, every share of Common Stock beneficially owned by a holder who fails to provide voting instructions to his or her broker as to how to vote in the election of directors would result in a broker non-vote and, effectively, a vote “against” the nominee. This could cause nominees for election to our Board of Directors to appear to have artificially lower levels of stockholder support.

Also, under Delaware law, a director’s term extends until his or her successor is elected and qualified or until the director’s earlier resignation or removal. Under a majority voting standard, an incumbent director standing for re-election in an uncontested election who fails to receive a majority of votes cast may remain in office, contrary to the expressed intent of the stockholder vote, by virtue of the fact that his or her successor has not been elected and qualified, a situation referred to as being a “holdover director.” To address the issue of holdover directors, the Board has amended our Corporate Governance Guidelines, contingent upon stockholder approval and effectiveness of the Charter Amendment, to include a director resignation policy. Under our director resignation policy, if a director fails to receive a majority of votes cast for election in an uncontested election, the director must, promptly following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Governance Committee for consideration by the Board. The Governance Committee (excluding, if applicable, the director who tendered the resignation) will consider the tendered resignation and make a recommendation to the Board. The Board (excluding the director who tendered the resignation) will evaluate whether to accept or reject the resignation or take any other action in light of the best interests of the Company and its stockholders. In making this determination, the Board (and, in making its recommendation to the Board, the Governance Committee) may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the Company, the overall composition of the Board and whether accepting the resignation would cause the Company to fail to meet any applicable rule or regulation. The resignation policy provides that the Board will accept or reject the resignation within 90 days of the date of the stockholders’ meeting at which the election occurred and that the Company will promptly and publicly disclose the Board’s decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

As to stockholder votes on matters other than the election of directors, the Governance Committee recognized that under the current voting standard stockholders who do not vote (whether or not the shares constitute broker non-votes) have the same effect as a negative vote when, in fact, those stockholders have chosen not to vote on the matter. If the Charter Amendment is approved, under the Bylaw Amendment all matters other than the election of directors will be decided by a majority of the votes represented at a meeting and entitled to vote on the matter (subject to any higher voting requirement required by applicable law, the Restated Certificate of Incorporation, the Amended and Restated Bylaws or applicable securities exchange rules), which means that a matter will be approved if the votes cast “for” the matter exceed the votes cast “against” the matter and any abstentions. As this voting threshold is lower than the existing requirement in our Restated Certificate of Incorporation that all matters be approved by a majority of the outstanding shares of Common Stock, stockholders would be able to more easily approve matters subject to a stockholder vote (subject to any higher voting requirement required by applicable law, the Restated Certificate of Incorporation, the Amended and Restated Bylaws or applicable securities exchange rules).

Most Delaware corporations include the voting standards in their bylaws, not their certificate of incorporation, and the Charter Amendment would likewise remove the voting standards from the Restated Certificate of Incorporation. As a result, if the Charter Amendment is approved, the Company’s Board would be permitted to amend the voting standards in the future without stockholder approval. The Company does not expect the change in voting standard resulting from the Charter Amendment and Bylaw Amendment to have any anti-takeover effect.

Charter Amendment

In light of the considerations described above, the Governance Committee recommended to the Board, and the Board approved:

•	the Charter Amendment, subject to stockholder approval, which deletes the stockholder voting standard from the Company’s Restated Certificate of Incorporation;

•

the Bylaw Amendment, subject to stockholder approval of the Charter Amendment and filing the necessary certificate with the Secretary of State of the State of Delaware, which adopts a majority of votes cast standard for uncontested director elections, a plurality voting standard for contested director elections and a majority of votes represented at a meeting and entitled to vote on the matter for all matters other than director elections (unless a higher voting requirement is required under applicable law, the Restated Certificate of Incorporation, the Amended and Restated Bylaws or applicable securities exchange rules); and

•	the director resignation policy, subject to effectiveness of the Charter Amendment.

The Charter Amendment amends Section II.4 of Article FOURTH of our Restated Certificate of Incorporation. A copy of the Charter Amendment is attached to this Proxy Statement as Appendix A, with new language underscored and deleted language marked through. The Board of Directors has determined that the Charter Amendment is advisable and recommends that stockholders vote “FOR” the Charter Amendment.

Recommendation of the Board

The Board of Directors recommends that the stockholders vote “FOR” approval of the Amendment to the Company’s Restated Certificate of Incorporation.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our consolidated financial statements for fiscal 2011. Ernst & Young has served as our independent registered public accounting firm since March 19, 2002. As a matter of good corporate governance, the Audit Committee and Board have determined to submit Ernst & Young’s selection to stockholders for ratification. In the event that this selection is not ratified by a majority of the outstanding shares of Common Stock, the Audit Committee will reconsider their appointment.

The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the requirements of applicable law and the rules and regulations of the SEC and the Public Company Accounting Oversight Board (“PCAOB”). In accordance with its charter, the Audit Committee may delegate the authority to grant such pre-approvals to the committee chair, which approvals would then be reviewed by the full committee at its next regular meeting. Typically, however, the Audit Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the Audit Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budgeted amount for a particular category of audit or non-audit services or to engage the independent registered public accounting firm for any services not included in the initial pre-approval. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. In its review and pre-approval of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on Ernst & Young’s independence.

To avoid potential conflicts of interest and to maintain auditor independence, SEC and PCAOB rules and regulations prohibit a publicly traded company from obtaining certain non-audit services from its independent registered public accountants. The Audit Committee does not pre-approve, and we do not obtain, any of those prohibited services from Ernst & Young. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accountants.

Representatives of Ernst & Young are expected to attend the Annual Meeting and be available to respond to questions and, if they desire, to make a statement.

Fees Paid to Ernst & Young

The following table shows the fees for audit, audit-related, tax and other services provided by Ernst & Young for fiscal 2010 and 2009, all of which were approved by the Audit Committee:

	2010	2009
	($ in thousands)
Audit Fees	4,900	6,600
Audit-Related Fees	—	—
Tax Fees	200	400
All Other Fees	—	—

Total	5,100	7,000

Audit Fees. Fees for audit services include fees associated with the annual audit and quarterly reviews of our consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, statutory audits required internationally, consents related to documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, work related to the issuance of comfort letters and accounting and financial reporting consultations and research necessary to comply with generally accepted auditing standards.

Audit-Related Fees. Audit-related fees refer to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported as audit fees.

Tax Fees. Fees for tax services include tax compliance and tax advice including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns, exclusive of tax services rendered in connection with the audit and quarterly reviews.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment by our Audit Committee of Ernst & Young as our independent registered public accounting firm for fiscal 2011.

EXECUTIVE OFFICERS

Certain information concerning our executive officers as of the date of this proxy statement is set forth below, except that information concerning Mr. Beauchamp is set forth above under “Proposal One: Election of Directors.”

Name	Age	Position
Hollie S. Castro	41	Senior Vice President, Administration
Denise M. Clolery	54	Senior Vice President, General Counsel and Secretary
D. Stephen Goddard, Jr.	54	Senior Vice President, Business Operations
James W. Grant	60	Senior Vice President, Strategy and Corporate Development
John D. McMahon	54	Senior Vice President, Worldwide Sales and Services
William D. Miller	59	Senior Vice President, President - Mainframe Service Management
Stephen B. Solcher	49	Senior Vice President, Chief Financial Officer
T. Cory Bleuer	40	Vice President, Controller and Chief Accounting Officer

Ms. Castro was appointed Senior Vice President, Administration in September 2009. Prior to joining us, Ms. Castro served as Senior Vice President of Corporate Services for Talisman Energy from October 2008 to September 2009. She was the CEO of Global Rainmakers Coaching and Consulting from July 2006 to October 2008. From October 2000 to July 2006, Ms. Castro served as Vice President, Human Resources for Cisco Systems, Inc. She also served as an HR Executive for General Electric from August 1996 to October 2000.

Ms. Clolery was appointed Senior Vice President, General Counsel and Secretary in November 2005. Prior to joining us, Ms. Clolery served as a partner in the law firm of Sonnenschein, Nath and Rosenthal, LLP from May 2005 to November 2005 where she practiced in their Intellectual Property & Technology and Corporate & Securities practice groups. From December 2000 to November 2003, Ms. Clolery served as Senior Vice President, General Counsel and Corporate Secretary of Radianz, a leading global network services provider to the financial industry. Prior to joining Radianz, Ms. Clolery was a partner in the international law firm of O’Melveny and Myers LLP.

Mr. Goddard was appointed Senior Vice President, Business Operations in November 2008. Prior to this appointment, Mr. Goddard served as Vice President, Assurance from April 2007 to October 2008. He joined us in July 2003 and served in management positions in both Finance and IT. Prior to joining us, Mr. Goddard was with Arthur Andersen for 25 years, serving in various client serving and leadership positions including as the Gulf Coast Managing Partner.

Mr. Grant was appointed Senior Vice President, Strategy and Corporate Development in November 2008. Mr. Grant served as Senior Vice President and General Manager, Enterprise Service Management (ESM) from February 2007 to October 2008. Mr. Grant served as Vice President, General Manager, ESM from April 2006 to February 2007. Mr. Grant joined us in March 2003 as the General Manager of our Remedy business unit. In July 2004, he was appointed General Manager of our Service Management business unit. Prior to joining us, Mr. Grant served from July 2002 to March 2003 as Vice President and General Manager of Hewlett Packard’s OpenView software business and served as General Manager for Operations and Marketing (OpenView) from April 2000 to July 2002.

Mr. McMahon was appointed Senior Vice President of Worldwide Sales and Services in May 2008. Mr. McMahon joined us with our acquisition of BladeLogic in April 2008, initially serving as Vice President of Sales. Mr. McMahon served as Executive Vice President and Chief Operating Officer of BladeLogic from October 2007 until BMC acquired BladeLogic. He was the Senior Vice President of Worldwide Sales and Customer Services of BladeLogic from August 2005 to October 2007. From 1989 to 1998, Mr. McMahon was employed at Parametric Technology Corporation, where he last served as Executive Vice President of Worldwide Sales. From 1998 to 2000, Mr. McMahon served as Executive Vice President of Worldwide Sales at GeoTel Communications Corporation. Mr. McMahon also served as Executive Vice President of Worldwide Sales of Ariba, Inc. from 2000 to 2001 and President and Chief Executive Officer of HighRoads Inc., formerly known as IE-Engine, Inc., from 2002 to 2004. Mr. McMahon currently serves as a member of the board of directors of SelectMinds, Inc., a private company.

Mr. Miller was appointed Senior Vice President, President of Mainframe Service Management (MSM) in November 2008. He served as Senior Vice President, General Manager, MSM from February 2007 to October 2008. Mr. Miller served as Vice President, General Manager, MSM from April 2006 to February 2007. Mr. Miller joined us in July 2002 and served in various senior management positions in our mainframe business unit, including General Manager from April 2004 to April 2006. Mr. Miller joined Bindview Development as Senior Vice President of Sales and Services in July 2000 and was promoted to Chief Operating Officer in October 2001 before joining us. Mr. Miller left IBM in 2000 after working with IBM for 21 years in various technical and sales positions and was Vice President, EMEA, Industrial Sector for his last assignment at IBM.

Mr. Solcher has served as our Senior Vice President and Chief Financial Officer since December 2005. From August 2005 to December 2005, Mr. Solcher served as our interim Chief Financial Officer. Prior to this appointment, Mr. Solcher had served as our Vice President of Finance and Treasurer for more than five years. Mr. Solcher joined us in 1991 as Assistant Treasurer.

Mr. Bleuer joined us in August 2006 as Vice President, Controller and Chief Accounting Officer. Prior to joining us, Mr. Bleuer was the Vice President and Controller of EMC Corporation’s Captiva Software group from December 2005 to July 2006 and was Vice President and Corporate Controller of Captiva Software Corporation from February 2005 to December 2005. Prior to joining Captiva Software Corporation, Mr. Bleuer was with Fair Isaac Corporation serving as the Corporate Controller from August 2004 to February 2005 and as Director, Corporate Finance and Accounting from August 2002 to August 2004. From June 2000 to August 2002, Mr. Bleuer served as Corporate Controller of HNC Software Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of June 1, 2010, information with respect to persons or groups owning beneficially (to our knowledge) more than five percent of our Common Stock.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	26,256,300	14.4%

BlackRock, Inc (2) 40 East 52nd Street New York, NY 10022	16,253,599	8.9%

Dodge & Cox (3) 555 California Street, 40th Floor San Francisco, CA 94104	13,177,278	7.2%

(1)	Information is based solely upon a Schedule 13G filed by FMR LLC with the SEC on February 16, 2010, which reported that FMR LLC has sole voting power with respect to 7,259,104 shares and sole dispositive power with respect to 26,256,300 shares.
(2)	Information is based solely upon a Schedule 13G filed by Blackrock, Inc. on January 29, 2010, which reported that Blackrock, Inc. has sole voting and dispositive power with respect to 16,253,599 shares.
(3)	Information is based solely upon a Schedule 13G filed by Dodge & Cox on February 12, 2010, which reported that Dodge & Cox has sole voting power with respect to 12,445,728 shares, shared voting power with respect to 29,700 shares and sole dispositive power with respect to 13,177,278 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Common Stock beneficially owned, as of June 1, 2010, by each current director, by each Named Executive Officer listed in the Fiscal 2010 Summary Compensation Table on page 45, and by all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned.

Name	Shares Owned		Shares Covered by Exercisable Options (1)	Shares Issuable Upon Vesting of RSUs(2)	Total Beneficial Ownership	Percent of Common Stock
Jon E. Barfield	5,697		30,000	8,485	44,182	*
Robert E. Beauchamp	301,148	(3)	1,094,480	71,553	1,467,181	*
Gary L. Bloom	100		57,500	8,485	66,085	*
B. Garland Cupp	59,833	(4)	200,000	8,485	268,318	*
Meldon K. Gafner	20,000		200,000	8,485	228,485	*
Mark J. Hawkins	—		—	1,355	1,355	*
Stephan A. James	—		—	1,355	1,355	*
P. Thomas Jenkins	5,000		90,000	8,485	103,485	*
Louis J. Lavigne, Jr.	—		47,500	8,485	55,985	*
Kathleen A. O’Neil	5,400		185,000	8,485	198,885	*
Tom C. Tinsley	4,480		120,000	8,485	132,965	*
Hollie S. Castro	—		—	—	—	*
John D. McMahon	4,711		68,189	36,123	109,023	*
William D. Miller	8,300	(5)	118,146	21,057	147,503	*
Stephen B. Solcher	18,677	(6)	150,243	20,429	189,349	*
Dev C. Ittycheria	8,579	(7)	—	—	8,579	*
Michael A. Vescuso	—		19,666	—	19,666	*
All directors and executive officers as a group (21 persons)	525,085	(8)	2,711,548	257,152	3,493,785	1.9%

*	Represents less than one percent.
(1)	These are shares that may be acquired upon the exercise of stock options which are either exercisable or become exercisable within sixty days after June 1, 2010 under our equity incentive plans.
(2)	These are shares that may be acquired upon the vesting of RSUs which vest within sixty days after June 1, 2010 under our equity incentive plans.
(3)	Includes 16,000 shares of restricted stock subject to forfeiture, as to which the holder has sole voting but not investment power until vesting.
(4)	Represents shares held in the B. Garland Cupp Revocable Trust.
(5)	Includes 8,300 shares of restricted stock subject to forfeiture, as to which the holder has sole voting but not investment power until vesting.
(6)	Includes 8,600 shares of restricted stock subject to forfeiture, as to which the holder has sole voting but not investment power until vesting.
(7)	Based on information provided to the Company by Mr. Ittycheria, a former executive officer of the Company, as of April 15, 2010.
(8)	Includes 69,124 shares of restricted stock subject to forfeiture, as to which the holder has sole voting but not investment power until vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our Common Stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file related to transactions in our Common Stock. Under SEC rules, certain forms of indirect ownership and ownership of our Common Stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during fiscal 2010 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except one Form 4 for T. Cory Bleuer filed to report shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock which was filed one day late due to an administrative delay in reporting the withholding of shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our executives and specifically the following Named Executive Officers:

•	Robert E. Beauchamp, President and Chief Executive Officer;

•	Hollie S. Castro, Senior Vice President, Administration;

•	John D. McMahon, Senior Vice President, Worldwide Sales and Services;

•	William D. Miller, Senior Vice President, President – MSM;

•	Stephen B. Solcher, Senior Vice President, Chief Financial Officer;

•	Dev C. Ittycheria, former Senior Vice President, President – ESM; and

•	Michael A. Vescuso, former Senior Vice President, Administration.

The Fiscal 2010 Summary Compensation Table on page 45 presents compensation earned by the Named Executive Officers in fiscal 2010.

Executive Compensation Principles

The Compensation Committee has defined high level executive compensation principles that help shape the structure and levels of pay for our executive officers, including each Named Executive Officer (see page 34 “Compensation Elements”). These principles, which are discussed in more detail below, are:

•	Align to shareholder interests;

•	Connect cash incentives to appropriate short-term performance measures;

•	Drive attraction and retention of top talent through equity; and

•	Motivate a balance of short-term performance with long-term organizational health.

Align to shareholder interests

The role our executive officers play in the execution of our business strategy is critical to delivering stockholder return. To be successful, all employees need to understand and deliver results. Our incentive compensation programs are intended to provide for payment on attainment of pre-determined goals that are aligned to stockholder interests and linked to business strategy, key financial measures and stock price performance. Our compensation programs reward success against those goals for key employees, including our Named Executive Officers. We also award equity grants to the key employees, including the Named Executive Officers intended to align them to stockholder interests over the long-term.

Connect cash incentives to appropriate short-term performance measures

Our success partly depends upon our executive officers being focused on the critical strategic and tactical objectives that lead to company success in the short-term. Therefore, performance goals under our annual incentive compensation programs have been designed to align executive compensation with our annual business objectives. The design of these compensation programs, the selected performance measures, the targets and the timing of awards and payouts are all geared to drive business performance and stockholder return on an annual basis. Business measures include a balance of bookings, profit and cash flow at corporate and business unit levels to ensure a balanced focus for fiscal 2010.

Drive attraction and retention of top talent through equity

Our success depends on attracting and retaining top performing individuals. This is especially true for our executive officers, including the Named Executive Officers. We believe in using time vesting equity grants as a key tool to motivate long-term performance by maintaining a stable, high performing team of executive officers. We have used equity to aggressively reward executive officers as well as other key employees for their contribution and motivate their continued commitment in the future. For fiscal 2010, retention was a critical factor for decisions regarding equity.

Motivate a balance of short-term performance with long-term organizational health

The following table illustrates how performance-based compensation elements, each of which is described in greater detail in the next section, link executive compensation for our executive officers, including the Named Executive Officers, to company performance and stockholder return over both short-term and long-term time horizons. It also describes how performance ranges affect payout ranges.

Program	Performance Measures for Fiscal 2010	Timing	Performance Connection to Pay
Short-Term Incentive Plan (STIP)	40% Non-GAAP Earnings Per Share (“EPS”) (1) 20% Cash Flow 40% Business Unit measures: bookings and operating income	Quarterly and annual measurement periods paid in two semi-annual payments.

–      100% payout for achievement of aggressive performance targets.

–      200% is the maximum payout level for extraordinary achievement.

–      Threshold is the minimum performance level below which no payment is made.

–      Measures are directly aligned to the Board approved business plan.

Discretionary Awards (2)	Individual performance goals	Ad hoc during the fiscal year	– Awards provide a direct link to short-term delivery of qualitative business objectives.

Long-Term Incentive Plan(LTIP)	Relative total stockholder return (TSR) against peer software companies	Three years

–      TSR at 50th percentile of peer group (or median performance) results in payout of 75% of target.

–       65th percentile TSR performance results in 100% payout.

–      Maximum 150% payout is achieved when TSR is greater than or equal to the 80th percentile.

Performance-Based RSUs (3)	Long-term earnings and TSR goals	Two and three year performance targets

–      Performance-based RSUs are subject to forfeiture if minimum performance thresholds are not achieved or employment ceases.

–      Performance-based RSUs will vest to the extent Board-established goal is achieved.

Stock Options (4)	Stock price appreciation	Monthly vesting over four years	– Reward value is driven by stock price performance above grant date fair market value.

(1)	Non-GAAP EPS excludes amortization of intangible assets, share-based compensation expense and severance, exit costs and related charges, net of their tax effects, and certain discrete tax items as reported publicly in our earnings reports. Non-GAAP EPS is not a financial measure prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as a substitute for performance measures prepared in accordance with GAAP.
(2)	We did not award any performance-based discretionary bonuses to our Named Executive Officers for fiscal 2010.

(3)	As part of her new hire compensation package, Ms. Castro was awarded performance-based RSUs during fiscal 2010. Messrs. Beauchamp, Solcher, McMahon and Miller were awarded performance-based RSUs in prior fiscal years which vest based on our performance in fiscal 2010 and 2011.
(4)	We did not award any stock options to our Named Executive Officers during fiscal 2010. For information on stock options held by each of our Named Executive Officers, see “Outstanding Equity Awards at Fiscal 2010 Year-End” below.

Determining Executive Compensation (Roles and Process)

Utilizing the principles described above, the independent members of the Board, upon the recommendation of the Compensation Committee, determine the parameters of the executive compensation program, including appropriate target levels and performance measures. The Compensation Committee then administers the specific executive compensation programs for our executive officers, including with respect to matters where approval by our independent Compensation Committee members is appropriate for tax or regulatory reasons. This section discusses, in greater detail, the roles and process underlying the application of our executive compensation principles.

Role of Management

The Chief Executive Officer attends portions of Compensation Committee meetings from time to time, but does not participate in discussions regarding his own compensation. The Compensation Committee solicits his input from time to time on compensation philosophy, retention, motivation and goal-setting. The Chief Executive Officer provides input to the Compensation Committee for each of his direct reports based on:

–	Comparison of our pay levels to “Talent Competitors” described later in the “Benchmarking and Peer Company Comparisons” section;

–	Assessment of capability and job complexity; and

–	An overall assessment of individual performance and contribution.

The Chief Executive Officer’s input is intended to balance rewarding performance that delivers to the overall strategy of the business and creating a package that retains key executives over time. Our Chief Executive Officer is also responsible for approving underlying programs that seek to align and deliver performance-related pay for all remaining employees below the executive officer level. The Board and Compensation Committee have also authorized the Chief Executive Officer, with the concurrence of the Chairman of the Compensation Committee, to award discretionary cash bonuses to executive officers, subject to an aggregate limit. For fiscal 2010, this aggregate limit was $555,000; however, no awards were awarded for fiscal 2010.

The Chief Financial Officer participates with the Chief Executive Officer and Board in establishing BMC’s business plan. The business plan and its key measures form an important foundation for the connection between compensation and performance.

Role of External Advisors

The Compensation Committee works with an external compensation consultant to assist the Compensation Committee in its duties, including providing advice regarding market trends relating to the form and amount of compensation. In fiscal 2010, the Compensation Committee engaged PricewaterhouseCoopers LLP (“PwC”) to serve as its compensation consultant. PwC, as a firm, was engaged by management to provide tax consulting, international tax compliance, global expatriate tax assistance and acquisition due diligence services for BMC. Compensation Committee approval of such other services was not required for management to engage PwC. The total fees paid to PwC in fiscal 2010 were approximately $3.9 million of which approximately $46,000 was spent on executive compensation consulting.

During October and November 2010, the Compensation Committee conducted a search for a new, independent advisor to provide ongoing executive compensation consulting advice. The consultant selected and engaged by the Compensation Committee in December, 2009 was Compensia, Inc., an independent firm concentrating in technology companies. The total fees paid to Compensia in fiscal 2010 for executive compensation consulting was approximately $58,000. No other services were provided by Compensia to BMC in fiscal 2010.

Role of the Compensation Committee

The Compensation Committee is currently comprised of four non-employee independent directors. The Compensation Committee’s duties include:

–	Review and evaluate company performance against pre-established performance metrics,

–	Make recommendations to the independent members of the Board with respect to all compensation plans covering executive officers,

–	Administer our equity plans, and

–	Review our Compensation Discussion and Analysis disclosure.

Specifically, the Compensation Committee recommends to the independent members of the Board for determination of the following for our executive officers, including the Named Executive Officers:

•	The annual base salary levels;

•	The short-term incentive opportunity level and the connection to performance measures;

•	The long-term incentive opportunity level and the connection to performance measures;

•	Employment agreements, severance arrangements, and change-in-control agreements/provisions;

•	Any special or supplemental benefits or perquisites; and

•	Vesting terms and appropriate forms of equity-based compensation.

The Compensation Committee obtains input from our Chief Executive Officer and management and consults with its external compensation consultant as described above to ensure the appropriate information is provided for proper decision-making. A more expansive list of the Compensation Committee’s responsibilities can be found in its charter which can be viewed on our website at www.bmc.com/investors.

Benchmarking and Peer Company Comparisons

In determining the compensation elements and amounts for the executive officers, including the Named Executive Officers, the Compensation Committee and our Chief Executive Officer review the compensation practices and levels at certain peer companies. Generally, this peer group analysis has two specific purposes:

•	Ensuring that our compensation programs and individual compensation levels are competitive in order to attract and retain high performing talent – “Talent Competitors;” and

•	Evaluating BMC’s relative performance as compared to certain peer companies – “Performance Competitors.”

The companies included in our Talent Competitors peer group may or may not be included in our Performance Competitors peer group, although as discussed below, for fiscal 2010 the Talent Competitors peer group and the Performance Competitors peer group were comprised of the same companies with the exception of Quest Software, which was included for purposes of the Talent Competitors peer group but not the Performance Competitors peer group.

With assistance from management and the Compensation Committee’s external compensation consultant, the Compensation Committee and our Chief Executive Officer reviewed compensation data from the Talent Competitors’ proxies and several public and independent survey sources. This exercise is intended to ensure the competitiveness of each compensation component, as well as the total compensation package. The Compensation Committee generally targets overall executive compensation to deliver pay levels that are competitive with the Talent Competitors paying around the middle of the market for base and in the top quartile for equity and performance-oriented pay. Though benchmarking data informs decisions, the Compensation Committee also applies its subjective judgment in determining the pay levels of individual executives. Factors the Compensation Committee considers when making these judgments include the Company’s performance, individual performance and the scope of each executive officer’s role.

For fiscal 2010, the Talent Competitors and the Performance Competitors were largely the same. The companies, in both peer groups were:

	Talent Competitors	Performance Competitors
Oracle Corporation	–	Ö
CA, Inc.	Ö	Ö
Symantec Corporation	Ö	Ö
Adobe Systems, Inc.	Ö	Ö
Citrix Systems, Inc.	Ö	Ö
Compuware Corporation	Ö	Ö
Microsoft Corporation	Ö	Ö
McAfee, Inc.	Ö	Ö
Sybase, Inc.	Ö	Ö
SAP Corporation	Ö	Ö
Quest Software, Inc.	Ö	–
Other Software Companies >$750 million in revenue	Ö	–

For comparing our pay to the Talent Competitors, the Compensation Committee matches as closely as possible the specific jobs performed using published proxy and survey information. From time to time, the Compensation Committee adds other software companies of similar size to the comparison data to ensure good representation of the pay amounts for a specific job position. For example, for purposes of reviewing pay levels for our Senior Vice President of Worldwide Sales and Services, the Compensation Committee reviewed pay levels at all software companies above $750 million in revenue in addition to the Talent Competitors because the publicly available information from the Talent Competitors did not provide a large enough sample size.

For understanding competitive pay practices and levels, the Compensation Committee has reconstituted the Talent Competitors list for fiscal 2011 to include the following software and technology companies of similar revenue size to us:

Activision Blizzard, Inc.

Adobe Systems Incorporated

Autodesk, Inc.

Brocade Communications Systems, Inc.

CA, Inc.

Citrix Systems, Inc.

Compuware Corporation

Electronic Arts Inc.

Intuit Inc.

Juniper Networks, Inc.

Lender Processing Services, Inc. Mcafee, Inc. Netapp, Inc. Paychex, Inc. Salesforce.com, Inc. Sybase, Inc. Symantec Corporation Synopsys, Inc. Teradata Corporation VeriSign, Inc. VMware, Inc.

The above companies fall within a range of approximately one-half to three times our annual revenue. Since Microsoft, Oracle, Quest Software and SAP do not fall within this range of revenue, these four companies have been removed from the Talent Competitors for fiscal 2011. The Compensation Committee will continue to use broader technology industry survey data from similarly-sized companies in its assessment of the competitive market where sufficient data is not available from the Talent Competitors list.

For fiscal 2011, the Compensation Committee reviewed the peer companies and determined it appropriate to make a clearer distinction between the peer group used for compensation benchmarking (Talent Competitors list) and the benchmark for evaluating relative company performance. For fiscal 2011, our relative stock return performance, including for purposes of LTIP performance periods beginning April 1, 2010, will be measured against the performance of the NASDAQ–100 Index (trading symbol – QQQQ), which includes 100 of the largest non-financial companies listed on The NASDAQ Stock Market based on market capitalization.

Process for Implementing the Philosophy

Beginning in the fourth quarter of our fiscal year and proceeding into the first quarter of the subsequent fiscal year, the Compensation Committee reviews, approves and recommends to the independent members of the Board:

1.	The total pay package for the Chief Executive Officer, including base salary, short-term incentive targets and long-term cash and equity based awards.

2.	The Chief Executive Officer’s recommendations for changes in any compensation programs for our executive officers, including the Named Executive Officers.

3.	The performance targets and relationship to payouts of short-term and long-term incentives.

Following the end of the fiscal year and at predetermined performance periods, the Compensation Committee certifies performance in its administrative capacity under each of the incentive compensation plans and approves the corresponding payouts. It will also review, approve and recommend to the Board any adjustments to performance measures that result from extraordinary business situations such as material acquisitions.

Compensation Elements

The following table describes each executive compensation element utilized in fiscal 2010 for our Named Executive Officers based on the philosophy and process described above as well as each element’s link to our compensation philosophy.

Compensation Element	Philosophy Statement	Retain	Reward short-term performance	Reward long-term performance	Align to Shareholder Interests

Base Pay	We intend to provide base pay competitive to the market of industry peers and across other industries where appropriate. Base pay maintains a standard of living, is used to compete in the market for talent and forms the foundation for our other reward vehicles.	X

Short-Term Incentive Plan (STIP)	STIP rewards specific quarterly and annual performance against business measures set by the Board. The amount of the reward is determined by formula and can vary from 0% to 200% of an individual executive’s target incentive. To achieve top payout, our performance must significantly outperform targets set above external expectations.		X		X

Total Target Cash (Base + STIP)	We manage total target cash to ensure a proper balance of cash payouts annually. The mix of base and STIP is determined for each position to encourage the right motivation in the short run	X	X		X

Long-Term Incentive Plan (LTIP)	The LTIP is a long-term cash incentive award that rewards total stockholder return relative to industry peers, typically over a three-year period. For LTIP awards in fiscal 2010, our total stockholder return must be at or above the 65th percentile of the peer group to receive target awards. Threshold performance must be at least in the middle third of the peer group to warrant a payout. For LTIP awards in fiscal 2010, industry peers were determined by the Compensation Committee as the most relevant business comparators.	X		X	X

Performance- Based RSUs	Performance-based RSUs have been awarded in the past to executives and other key employees. The RSUs vest in full only if we achieve the pre-established performance targets, assuming continued employment.	X		X	X

Time-Based RSUs	Time-based RSUs directly focus on retention while providing an opportunity for increased rewards as stockholder return increases. Typically, these awards vest over three years, assuming continued employment.	X		X	X

Other Compensation and Benefits Programs	BMC offers all employees benefits programs that provide protections for health, welfare and retirement. These programs are standard within a country and include healthcare, life, disability, dental and vision benefits as well as a 401(k) program or other federally provided programs outside of the U.S. A deferred compensation program is also provided for tax advantaged savings beyond the limits of qualified plans under Section 401(k). Investment choices are market based.	X

The following charts illustrate the percentage of average total target compensation of our Chief Executive Officer and our executive officers, respectively, for each compensation element. These percentages represent the target levels for each element approved for fiscal 2009 and 2010. Equity awards represent the grant date fair market value. For fiscal 2010, we made a specific adjustment in how equity compensation was to be delivered utilizing only time-based RSUs for equity in order to specifically focus on retention, as the economic uncertainty at the end of fiscal 2009 was expected to continue into fiscal 2010. However, we believe our short-term and long-term cash incentive plans provide compensation elements for our executive officers to focus on delivery of performance against business goals and relative performance against peer companies. In addition, performance-based equity awarded in fiscal 2008 vested, in part, based on our performance in fiscal 2010 and performance-based equity awarded in fiscal 2009 vests based on our performance in fiscal 2011.

Fiscal 2009

Fiscal 2010

Base Salary

Base salary for our executive officers, including the Named Executive Officers, represents the basis for competing in the market for similar positions of industry peers and across industries where appropriate. We generally adjust salaries for executive officers either when the peer group data shows a significant deviation versus the market or to recognize outstanding individual performance. Our base salary philosophy is intended to keep our fixed costs at an appropriate level while delivering expectations for each role.

Due to uncertain economic conditions causing cautionary expense management in fiscal 2010, no salary increases were given to Named Executive Officers during fiscal 2010.

Short-Term Incentives

Each year, the Compensation Committee approves short-term performance goals under our short-term incentive plan to focus our executive officers on business priorities for the fiscal year.

During fiscal 2010, our short-term incentive program involved two categories of measures within which specific performance targets were established, as set forth in the following two tables:

Category	Weight	Measure	Why
Corporate Measures	40%	Non-GAAP EPS (1) (measured quarterly)	Broadly recognized as clear measure of overall company performance
	20%	Cash Flow from Operations (2) (measured annually)	Focused the entire executive management team on annual cash flow of overall organizational health
Business Unit Measures*	40%	Bookings (3) (measured quarterly)	Business unit revenue driver representing current business health
		Operating Income (4) (measured quarterly)	Expense management provides clear connection to earnings, business efficiency and health

*	In the case of top level and “staff” executives such as our Chief Executive Officer and Chief Financial Officer, who are not assigned to a particular business unit, the business unit goal is a blend of both of the business units.
(1)	Non-GAAP EPS represents our diluted earnings per share as reported in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted to exclude non-GAAP items including amortization of intangible assets, share-based compensation expense and severance, exit costs and related charges, net of their tax effects, and certain discrete tax items as reported in our non-GAAP results.
(2)	Cash Flow from Operations represents our cash flows from operations as reported in accordance with GAAP.
(3)	Bookings represent an internal measure of the committed contract value of license and maintenance orders plus delivered professional services revenue.
(4)	Operating Income represents an internal measure of operating income for our ESM and MSM business units, consisting of business unit revenue less internally-calculated direct and allocated indirect operating expenses including severance, exit costs and related charges.

The specific fiscal 2010 performance targets, percentage weighting and actual payouts for each Named Executive Officer are set forth in the following table:

BU Measures	Bookings (in millions)			Operating Income (in millions)
	Plan	Actual	Payout %	Plan	Actual	Payout %
ESM	$1,190	$1,116 % of Plan – 94%	91%	$294	$238 % of Plan – 81%	28%
MSM	$728	$750 % of Plan –103%	102%	$442	$435 % of Plan –99%	95%
Corporate (ESM + MSM)	$1,918	1,866 % of Plan –97%	93%	$736	$673 % of Plan – 91%	67%

Corporate Measures	Non-GAAP EPS			Cash Flow From Operations (in millions)
	Plan	Actual	Payout %	Plan	Actual	Payout %
Corporate	$2.50	$2.66 % of Plan – 106%	100%	$635	$635 % of Plan – 100%	100%

Note: actual calculations for most business unit targets are completed on a quarterly basis. Because of variations in our financial plan from quarter to quarter, the quarterly targets and resulting attainments are not equally weighted quarter-to-quarter.

The Compensation Committee reserves the right to reduce a payout for any individual based on the Compensation Committee’s view of such individual’s performance and/or our performance during a performance period.

The Compensation Committee took such discretionary action in fiscal 2010. While the corporate Non-GAAP EPS component calculated according to the Board approved plan to pay at 154%, for fiscal 2010, the Compensation Committee determined that its view of company performance only warranted paying at 100%. The non-GAAP EPS measure of the incentive plan is evaluated on a quarterly basis and benefited from strong performance in the first half of the fiscal year. The Compensation Committee took into account overall performance and the various drivers of second half non-GAAP EPS performance in applying negative discretion to the non-GAAP EPS component. The following chart sets forth, for each Named Executive Officer, the fiscal 2010 STIP goals applicable to such officer, the actual target incentive amount, the actual overall payout as a percentage of target and the actual overall payout amounts.

Name	STIP Target as % of Base	Target Incentive Amount	Actual Overall Payout as % of Target	Actual Overall Payout $	STIP Measures & Weightings
Robert E. Beauchamp President and CEO	150%	$1,425,000	93.1%	$1,326,675	40% EPS; 20% Cash Flow; 24% Corporate Bookings; 16% Corporate Operating Income
Stephen B. Solcher SVP and CFO	100%	$475,000	93.1%	$442,225	40% EPS; 20% Cash Flow; 24% Corporate Bookings; 16% Corporate Operating Income
Hollie S. Castro(1) SVP, Administration	100%	$200,000	89.4%	$178,800	40% EPS; 20% Cash Flow; 24% Corporate Bookings; 16% Corporate Operating Income
John D. McMahon SVP Worldwide Sales and Services	150%	$600,000	86.2%	$517,080	40% EPS; 20% Cash Flow; 24% ESM Bookings; 16% ESM Operating Income
William D. Miller President, Mainframe Service Management	120%	$540,000	99.6%	$537,624	40% EPS; 20% Cash Flow; 24% MSM Bookings; 16% MSM Operating Income
Dev C. Ittycheria(2) Former President, Enterprise Service Management	150%	$450,000	124.1%	$558,600	40% EPS; 20% Cash Flow; 24% ESM Bookings; 16% ESM Operating Income
Michael A. Vescuso(3) Former SVP, Administration	100%	$160,000	136.0%	$217,600	40% EPS; 20% Cash Flow; 24% Corporate Bookings; 16% Corporate Operating Income

(1)	Ms. Castro has an annual incentive target of $400,000; however, her incentive payment was calculated on a prorated target based on her September 2009 hire date.
(2)	Mr. Ittycheria had an annual incentive target of $750,000; however, his incentive payment was calculated on a prorated target based on his February 26, 2010 termination date as he was not eligible for the Q4 measures or the annual cash flow measure.
(3)	Mr. Vescuso had an annual incentive target of $400,000; however, his incentive payment was calculated on a prorated target based on his October 15, 2009 termination date as he was not eligible for Q3 and Q4 measures or the annual cash flow measure.

Discretionary Cash Awards

To drive and reward specific short-term initiatives, the Board authorizes the Chief Executive Officer to use a discretionary cash pool each year with the concurrence of the Chair of the Compensation Committee. The pool can be used for both executive officers and other employees. For fiscal 2010, an aggregate discretionary pool of $555,000 (15% of base salaries) was authorized. No awards were made to Named Executive Officers from this pool in fiscal 2010. For fiscal 2011, an aggregate discretionary pool of $570,000 has been authorized.

Long-Term Incentives

During fiscal 2010, the elements of our compensation plan that are designed to incentivize performance over a longer time period consisted of:

•	Equity awards in the form of time-based RSUs, and

•	The LTIP, a cash-based program.

In fiscal 2010, our Compensation Committee granted RSUs to our Named Executive Officers as set forth in the “Fiscal 2010 Summary Compensation Table” below. In determining the number of RSUs to grant to each of our Named Executive Officers, the Compensation Committee used the following factors: past granting practices, the intended value so as to place total direct compensation (the sum of base salary, bonus and long-term vehicles at target) in the top quartile of the Performance Competitors and retention in the form of unvested equity value.

The use of long-term incentives aligns executives’ personal financial interests with stockholder interests and assists in retention of our executive team. In fiscal 2010, we simplified our use of long-term equity vehicles and relied upon time-based RSUs to prioritize retention in light of uncertain macroeconomic conditions and the related impact on equity markets. Equity awards require the employees to earn the rewards through continued employment and represent an “ownership” linkage to long-term stockholder interests. Equity awards and LTIP payouts increase in value through company stock price performance, thus aligning these tools directly with shareholder value. The decision to make equity awards is based upon job complexity, past contributions, performance and potential. From one year to the next, the Compensation Committee weighs the need to focus on performance versus retention. We review our long-term incentive practices against our Talent Competitors to generally assess the competitiveness of our overall long-term incentive program, with the goal of providing upper quartile awards where warranted by performance.

Due to general market conditions, shares of our common stock traded for much of the second half of fiscal 2009 below the exercise prices of our last two annual grants of stock options to our Named Executive Officers. Therefore, such previous awards had little to no perceived reward or retention value. BMC did not exchange or replace these awards. To address the retention challenge this presented, the Compensation Committee evaluated the retention value of existing programs and prior awards for each executive officer. They determined that utilizing time-based RSUs for the Chief Executive Officer and other executive officers, including the Named Executive Officers, was most appropriate to ensure stability in the leadership team, particularly as our company has performed well during difficult economic conditions. We view time-based RSUs as a less volatile equity instrument which links an executive’s interest to stockholder interests while maintaining a strong retention component. Time-based RSUs also provide a clearer view at the time of grant of future value to be delivered. If the stock price decreases, the value diminishes thus creating a downside to performance. If the stock price increases due to performance delivery, the value increases further motivating executives.

In fiscal 2010, we provided equity awards to the Named Executive Officers based on the approved value in two semi-annual grants. The Compensation Committee considers three factors to determine equity values for the Named Executive Officers: competitive levels in the top quartile of Talent Competitors peer companies, value as a multiple of total target cash (3-5 times) to establish appropriate retention and relative job complexity along with individual performance. The Compensation Committee does not determine the awards based on a mathematical formula but takes all factors into account, none of which is dispositive.

We also utilized performance-based RSUs in fiscal 2008 and 2009 which have performance cycles outstanding. The use of performance-based RSUs aligns executives with long-term performance goals. In fiscal 2009, performance-based RSUs were awarded with vesting dependent upon the level of actual achievement against a pre-established non-GAAP EPS target for fiscal 2011. The following table sets forth the performance requirements for each of the performance-based awards that have been granted and are still outstanding in fiscal 2010. The Compensation Committee determined that the primary focus for using equity in fiscal 2010 was to establish retention and therefore did not provide new awards of performance-based RSUs, other than to Ms. Castro as part of her initial compensation package. However, the Compensation Committee expects to utilize performance-based equity as a component of its fiscal 2011 equity awards for executive officers.

Vesting of

Performance-Based Restricted Stock and RSUs

Fiscal Year of Award	Performance after 2 years	Performance after 3 years	Outcome
2008	– 50% vesting on fiscal 2009 performance against non-GAAP EPS target of $2.16	– 50% vesting on fiscal 2010 performance against non-GAAP EPS target of $2.59	– Fiscal 2009 results were $2.27, therefore vesting for 50% of the initial award was achieved – Fiscal 2010 results were $2.66, therefore vesting for the second 50% of the initial award was achieved

2009	N/A	– 100% vesting on fiscal 2011 performance against non-GAAP EPS target of $3.30	– TBD in 2011

The LTIP is designed to:

•	Drive value creation through total stockholder return (“TSR”) performance measures;

•	Retain top-performing and critical executive officers; and

•	Reward executive officers for exceptional stock price performance compared to selected peer companies.

The actual LTIP cash award amount for each participant is dependent on our TSR relative to the selected peer companies over the course of the three-year performance period. For awards for performance periods beginning April 1, 2008 and April 1, 2009, BMC’s TSR must be at the 65th percentile of the Performance Competitors to be paid at 100% of target. If TSR is equal to or greater than the 80th percentile of the peer group, the resulting award will be paid at 150% of target, the maximum amount allowed by the plan.

TSR Performance	Payout
≤ 30th percentile	0
= median 50th percentile	75%
= 65th percentile	100%
≥ 80th percentile	150%

Total stockholder return (TSR) is calculated using the performance period as follows:

Last day adjusted closing price for each company— beginning day adjusted closing price

Adjusted closing price for each peer company from the first day of the performance period

For the first period in which an individual participates (new hires or newly promoted executives), the Compensation Committee establishes two performance periods and divides the total targeted cash amount for such participant into two equal amounts. The first performance period is eighteen months, and the second performance period is three years.

If a participant is no longer employed by the Company due to disability or death, then targeted cash amounts are prorated. In the event of a termination following a change-in-control, targeted cash amounts are prorated based on relative TSR as if the performance period ended on the date of the change-in-control. In the event of terminations other than change-in-control terminations, death or disability, awards are forfeited.

The following graph shows our total stockholder return as compared to the peer companies used for the LTIP over the period April 1, 2007 to March 31, 2010:

At the conclusion of fiscal 2010, Messrs. Beauchamp, Solcher and Miller received payouts for LTIP awards that measured our TSR during the three year period April 1, 2007 through March 31, 2010. Each of these awards was paid at 60% of target since our relative TSR was at the 56th percentile (based on the performance payout scale applicable to such performance period). Messrs. Ittycheria and McMahon received payouts according to the 18-month cycle for new entrants. Each of these awards were paid at 125% of target since BMC’s stock price performance ranked at the top of the peer group over the 18-month period April 1, 2008 through September 30, 2009. These awards are included in the “Fiscal 2010 Summary Compensation Table.” At the time the three-year awards were made in April 2007, the Compensation Committee selected the Performance Competitors most appropriate to compare our performance. The companies were chosen based on their direct fit to our business model and system software focus. The Performance Competitors established at the time LTIP awards were made included: Compuware Corporation, McAfee, Inc., Oracle Corporation, Adobe Systems, Inc., CA, Inc., Symantec Corporation, Novell, Inc., Sybase, Inc. and Quest Software, Inc. At the beginning of fiscal 2009 and for fiscal 2010, the Performance Competitors were expanded to include SAP and Microsoft for new awards. See “Benchmarking and Peer Company Comparisons” for the list of Performance Competitors. Also in fiscal 2010, new LTIP awards were granted as set forth in the “Grants of Plan-Based Awards in Fiscal 2010” table. For fiscal 2011, we intend to continue utilizing long-term compensation vehicles but with a combination of time-based RSUs, performance-based RSUs and LTIP, continuing our focus on retention and stability while increasing the use of performance-based equity.

The use of equity is not limited to the Chief Executive Officer and other executive officers. In fact, BMC utilizes equity as a key component of our pay for performance philosophy. Each year, the Compensation Committee approves and oversees awards to employees below the executive level expressly to recognize key talent performance and establish long-term retention. The selection of recipients and award amounts are based on a combination of performance and contribution and future potential. In fiscal 2010, approximately 20% of our employees were selected for an award of time-based RSUs. These employees, not including executive officers, received 73% of the total RSUs granted in fiscal 2010.

Benefits and Perquisites; Employee Benefit Plans

We have adopted a policy of providing very limited personal benefits or perquisites to executive officers not made available to the broad employee population. We do not provide material perquisites or personal benefits to Named Executive Officers that are not provided to the general employee population. Historically, BMC has reimbursed executive officers for costs and associated imputed income taxes associated with spousal travel to company events. While we will continue to pay travel costs for spouses to attend appropriate company events, we will no longer “gross up” or pay the taxes on the imputed income resulting from the reimbursement of these costs.

Our Named Executive Officers participate in generally the same benefits programs, such as health insurance and 401(k) retirement savings plans, as all other employees with no differentiation or supplementation. We provide a company paid supplemental disability program for vice presidents and executive officers who enrolled in such program prior to its closure to new participants two years ago. Of our Named Executive Officers, Messrs. Beauchamp, Solcher, Miller, and Vescuso participated in the supplemental disability program in fiscal 2010. Ms. Castro and Messrs. McMahon and Ittycheria were not eligible to join the supplemental disability program based on their start dates with us. We also provide relocation expense reimbursement for eligible new hires. The level of reimbursement eligibility varies based on an employee’s job level within the organization. Vice presidents and executive officers qualify for the same level of reimbursement eligibility. Actual reimbursement is dependent upon actual relocation expenses incurred and verified and is subject to a cap. In addition, we provide an employee stock purchase program to our employees in several countries; however, our executive officers are ineligible to participate.

Deferred Compensation Plan

We have a non-qualified, deferred compensation plan for a select group of management or highly compensated employees in which the Named Executive Officers are also eligible to participate. Company contributions are permitted under the plan; however, this is not our typical practice and we have not made company contributions for any of the Named Executive Officers.

Other Compensation Items

Impact of Accounting on Executive Compensation

We have historically used stock options and other long-term equity incentives as a fundamental component of our executive officers and key employee compensation packages. As a result of accounting rules adopted at the beginning of fiscal 2007, we record charges to earnings for such equity compensation, which negatively impact earnings. However, we believe that, for our executive officers and other key employees, equity awards continue to play a significant role in motivation and retention. For a more detailed explanation of the accounting treatment of share-based compensation, please see Footnote 9, “Share-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010.

Equity Granting Policies

Each of our equity award plans is administered by the Compensation Committee and requires that stock options be granted at no less than fair market value. Absent an express delegation to another person or group, the Compensation Committee is the body which approves the granting of awards under our equity award plans. Prior to the Compensation Committee granting equity to executive officers, the independent members of the Board authorize equity award levels for our executive officers. Except in the case of newly hired executives, we generally do not grant equity awards to executive officers during a “black-out” period under our Securities

Trading Policy. The grant date is either the date the Compensation Committee makes an award or a subsequent date specified in the resolutions adopted by the Compensation Committee or unanimous written consent of the Compensation Committee.

Stock Ownership Guidelines and Alignment with Stockholders

The Board adopted a stock ownership guideline for each non-employee director; however, the Board has not adopted such a guideline for executive officers. There is no required holding period after stock options are exercised or restricted stock or RSUs are vested. Although we do not have a requirement that our executive officers own a certain number of shares of our stock, all of our continuing Named Executive Officers own shares in the Company, some of which are restricted from resale until vesting, either through passage of time or achievement of performance targets. In addition, as described above, a significant portion of each Named Executive Officer’s compensation is directly tied to our stock performance, thereby aligning their individual interests with those of stockholders. Our Securities Trading Policy prohibits employees, including executive officers, from trading in options (such as put or call options) on our Common Stock and from selling our Common Stock short.

Severance and Change-in-Control Benefits

We believe that severance arrangements, particularly in the context of a change-in-control transaction, can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s compensation and are consistent with competitive practices. Accordingly, we provide such arrangements for our Named Executive Officers and other executive officers. We believe that the occurrence, or potential occurrence, of a change-in-control will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change-in-control transactions result in significant organizational changes, particularly impacting senior executives of the target company. In order to encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers, including the Named Executive Officers, with severance benefits if their employment is terminated without cause or by the executive for good reason within the first twelve months after a change-in-control. Because a termination by the executive for good reason, as defined by the IRS in section 409A, is conceptually the same as a termination without cause, and potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, it is appropriate to provide severance benefits in these circumstances. In the case of our Named Executive Officers, these benefits are provided under employment agreements which are described in more detail under “Potential Payments upon Termination or Change-in-Control” below. However, our severance and change-in-control arrangements are not egregious, only accelerating existing stock awards in the case of a double trigger event (change-in-control and subsequent termination) and providing only one to two years in annual cash compensation.

Certain of the employment agreements with our Named Executive Officers and other executive officers had provisions which provided that we would compensate or “gross-up” the Named Executive Officer or other executive officer for the Internal Revenue Code Section 4999 (“IRC 4999”) excise tax and any additional taxes on the gross-up payment. In April 2010, we entered into amendments with each such Named Executive Officer and each of our executive officers who had such a provision in his employment agreement to eliminate any entitlement to such gross-up payments and replace such provision with a “best results” provision. The “best results” provision eliminates the “gross-up” and provides that the amount of severance payable is subject to reduction to the extent that such payments would be subject to the excise tax provisions of IRC 4999 and such reduction would put the recipient in a more favorable after-tax provision than if the full severance payment were made.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code provides that we may not deduct for federal income tax purposes compensation of more than $1,000,000 paid in any year to the Chief Executive Officer or any of the three other most highly compensated executive officers, excluding the Chief Financial Officer, unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other conditions are met. We generally design and administer executive compensation programs, particularly stock options, performance-based RSUs, the STIP and LTIP, to preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, from time to time, certain elements of our executive compensation program do not comply with all the requirements of Section 162(m) and the payouts associated with such elements are subject to the $1,000,000 deduction limit. Awards of time-based restricted stock and time-based RSUs are subject to the $1,000,000 deduction limit. We reserve the right to design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal income tax deductibility of compensation paid under those plans.

Report of the Compensation Committee

The Compensation Committee, which is comprised solely of independent members of the Board, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee

Gary Bloom, Chairman

Meldon K. Gafner

P. Thomas Jenkins

Tom C. Tinsley

Compensation Risk Considerations

The Compensation Committee considers, in establishing and reviewing our overall executive compensation program, whether the program and its various elements encourage or motivate employees to take inappropriate risks or introduce excessive business risk. During fiscal 2010, at the direction of the Compensation Committee our compensation practices and policies were reviewed with the help of outside counsel and the Compensation Committee’s executive compensation consultant, Compensia, and the findings were presented to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee concluded that our executive compensation program, as well as other compensation programs, does not encourage excessive risk taking by our executives or employees.

The Compensation Committee recognizes that we are subject to various business risks. When evaluating whether our compensation programs motivate executives or other employees to take excessive risk, identified business risks were considered. One such risk considered in particular, further described in the “Risk Factors” section of our Annual Report on Form 10-K, is that a significant portion of our sales are consummated during the final days of each quarter. In regard to the compensation program relative to this business risk, we offer a mixture of short-term and longer term incentives to our executives to balance their motivations. We also have in place numerous business controls, such as maximum payout levels in executive incentive plans, approvals and audit processes to mitigate and manage the risk that may arise as a result of focus on short-term, quarterly performance. This example demonstrates how the Board oversees the various risk elements through its committees including the Compensation Committee and the Audit Committee. For further insight on how the Board and its respective committees oversee risk management, see “Board Oversight of Risk Management” above.

The Compensation Committee believes that the design of our compensation programs as outlined in “Compensation Discussion and Analysis” above places emphasis on long-term incentives and competitive base salaries. While a portion of the annual bonus plan is tied to short-term performance, the Compensation Committee concluded that emphasis on long-term incentives appropriately balances risk and aligns the executive officers’ motivations for BMC’s long-term success, including stock price performance. Given the factors discussed above, we conclude that nothing inherent within the compensation program design increases the likelihood of a material risk being encouraged or introduced outside of the normal course of business practices.

EXECUTIVE COMPENSATION

Fiscal 2010 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer, our three highest compensated executive officers and two former executive officers (collectively, our “Named Executive Officers”) during fiscal 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)		Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)		All Other Comp ($)(11)	Total ($)
				Perf. Based	Time Based		STIP	LTIP (10)
Robert E. Beauchamp President and CEO	2010 2009 2008	950,000 950,000 950,000	— — —	— 5,850,985(7) 2,121,570	8,942,354 12,587,110 1,028,640	— 3,830,011 2,824,521	1,326,675 1,127,027 2,228,896	855,000 2,100,000 2,100,000	18,814 21,992 17,206	12,092,843 26,467,125 11,270,833

Stephen B. Solcher SVP and CFO	2010 2009 2008	475,000 471,250 427,500	— 73,000 50,000	— 825,195 341,541	2,086,518 2,544,795 552,894	— 1,092,611 842,401	442,225 375,676 672,579	192,000 225,000 225,000	16,028 15,514 8,766	3,211,771 5,623,041 3,120,681

Hollie S. Castro (1) SVP, Administration	2010	209,231	200,000	364,050	1,788,796	—	178,800	—	59,151	2,800,028

John D. McMahon(2) SVP – WW Sales & Services	2010 2009	400,000 357,606	— 83,000	— —	1,987,132 6,009,680	— 1,447,890	517,080 472,162	187,500 —	8,108 1,382	3,099,820 8,371,720

William D. Miller(3) SVP, President – MSM	2010 2009	450,000 447,083	— 50,000	— 707,310	2,533,645 2,413,360	— 1,033,868	537,624 433,571	186,000 150,000	20,553 21,132	3,727,822 5,256,324

Dev C. Ittycheria (4) former SVP, President – ESM	2010	458,333	—	—	2,533,645	—	558,600	125,000	1,280,012	4,955,590

Michael A. Vescuso (5) former SVP, Administration	2010	216,667	—	—	814,108	—	217,600	—	1,616,390	2,864,765

(1)	Ms. Castro joined us in September 2009 and received a $200,000 sign-on bonus.
(2)	Mr. McMahon joined us in April 2008 with our acquisition of BladeLogic.
(3)	Mr. Miller was not a Named Executive Officer in fiscal 2008.
(4)	Mr. Ittycheria’s employment with us terminated effective as of February 26, 2010.
(5)	Mr. Vescuso’s employment with us terminated effective as of October 15, 2009.
(6)	Represents grant date fair value as determined in accordance with FASB ASC Topic 718 for restricted stock and RSU awards granted by the Company in the respective fiscal year, calculated by multiplying the fair market value of a share of Common Stock on the date of grant (the average of the high and low trading prices on such date) by the number of share awards or RSUs, as applicable.
(7)	Represents grant date fair value as determined in accordance with FASB ASC Topic 718 for RSU awards granted by the Company in the respective fiscal year. Of this amount, a grant date fair value related to awards with market-performance based conditions of $3,571,875 was determined using a Monte Carlo simulation model on the date of grant. For a discussion of the specific valuation assumptions used, see Footnote 9, “Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010. The maximum potential value of these market-performance based awards, based on the fair market value of a share of Common Stock on the date of grant multiplied by the number of share awards, is $6,442,500. For all other performance-based RSU awards, refer to footnote 6 above.
(8)	Represents grant date fair value as determined in accordance with FASB ASC Topic 718 for option awards granted by the Company in the respective fiscal year. The grant date fair value was determined using a Black-Scholes option-pricing model on the date of grant. For a discussion of the specific valuation assumptions used, see Footnote 9, “Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010.
(9)	Represents amounts earned under our STIP and LTIP based on performance measures satisfied in the fiscal year indicated.
(10)

LTIP awards for fiscal 2008 and 2009 were paid at 150% of target due to extraordinary stock price growth relative to peers, with BMC ranking at or above the 80th percentile during the relevant measurement periods. LTIP awards for Messrs. Beauchamp, Solcher and Miller for fiscal 2010 were paid at 60% of target due to BMC ranking at the 56th percentile during the three-year measurement period. As first-time participants, Messrs. McMahon and Ittycheria received LTIP payments based on an 18-month measurement period during which BMC ranked at the 70th percentile, resulting in a payment at 125% of target.

(11)	All other compensation for fiscal 2010 is itemized and described in the following table:

Name	Defined Contribution Plans ($)(a)	Insurance ($)(b)	Relocation Expenses ($)(c)	Tax Gross-Ups ($)(d)	Severance ($)(e)
Robert E. Beauchamp	11,875	6,939	—	—	—
Stephen B. Solcher	12,250	3,778	—	—	—
Hollie S. Castro	5,000	450	41,694	12,007	—
John D. McMahon	5,588	2,520	—	—	—
William D. Miller	12,250	7,112	—	1,191	—
Dev C. Ittycheria	9,917	866	—	—	1,269,230
Michael A. Vescuso	8,373	8,017	—	—	1,600,000

(a)	Represents our matching contributions to 401(k) accounts. All 401(k) participants are treated equally with respect to our 401(k), and we do not have preferential matching for our executive officers.
(b)	Represents amounts paid by us on behalf of the Named Executive Officer for term life insurance and supplemental disability insurance.
(c)	Represents reimbursement for moving expenses associated with Ms. Castro’s relocation upon initial employment.
(d)	For Ms. Castro, represents tax gross-ups for moving expenses associated with relocation upon initial employment. For Mr. Miller, represents tax gross-ups for imputed income for spousal travel expenses to company events.
(e)	Mr. Ittycheria’s employment with us terminated effective February 26, 2010. He was paid $1,250,000 in severance pursuant to the terms of his Executive Employment Agreement and $19,230 in accrued vacation time that was not used. Mr. Vescuso’s employment with us terminated effective October 15, 2009. He was paid $1,600,000 in severance pursuant to the terms of his Executive Employment Agreement.

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth information relating to plan-based awards granted to our Named Executive Officers during fiscal 2010.

Name	Plan Name (1)(2)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Beauchamp	STIP LTIP Equity	6/08/2009 12/07/2009	712,500 760,000	1,425,000 1,900,000	2,850,000 2,850,000				127,659 116,716	(4) (4)	4,440,618 4,501,736
Stephen B. Solcher	STIP LTIP Equity	6/08/2009 12/07/2009	237,500 237,500	475,000 593,750	950,000 890,625				29,787 27,233	(4) (4)	1,036,141 1,050,377
Hollie S. Castro	STIP(3) Equity	10/5/2009 10/5/2009 10/5/2009	100,000	200,000	400,000	5,000	10,000	10,000	45,636 3,500	(4) (4)	1,661,379 127,418 364,050
John D. McMahon	STIP LTIP Equity	6/08/2009 12/07/2009	300,000 200,000	600,000 500,000	1,200,000 750,000				28,368 25,936	(4) (4)	986,781 1,000,352
William D. Miller	STIP LTIP Equity	6/08/2009 12/07/2009	270,000 225,000	540,000 562,500	1,080,000 843,750				36,170 33,069	(4) (4)	1,258,173 1,275,471
Dev C. Ittycheria	STIP LTIP Equity	6/08/2009 12/07/2009	375,000 250,000	750,000 625,000	1,500,000 937,500				36,170 33,069	(4) (4)	1,258,173 1,275,471
Michael A. Vescuso	STIP LTIP Equity	6/08/2009	200,000 160,000	400,000 400,000	800,000 600,000				23,404	(4)	814,108

(1)	STIP is our Short-Term Incentive Plan, which targets quarterly and annual performance against goals established by the Compensation Committee and Board. Awards under the STIP are paid in cash and are reflected in the column titled “Non-Equity Incentive Plan Compensation – STIP” in the Fiscal 2010 Summary Compensation Table above. The Threshold, Target and Maximum amounts presented above represent such amounts for the fiscal 2010 STIP. Because our STIP incorporates multiple performance measures and measurement periods within the fiscal year, actual payouts could be less than the Threshold amounts presented above if actual performance for one or more measures or measurement periods is below threshold for such measure or period. See “Compensation Discussion and Analysis – Compensation Elements – Short-Term Incentives.”
(2)	LTIP is our Long-Term Incentive Plan, which targets our total stockholder return over a three-year period. For each of the Named Executive Officers, the threshold, target and maximum amounts under the LTIP awards shown in this table will be measured over a three-year performance period from April 1, 2009 to March 31, 2012. See “Compensation Discussion and Analysis – Compensation Elements – Long-Term Incentives.”
(3)	STIP amounts for Ms. Castro are prorated based on her start date with BMC.
(4)	RSUs which vest 1/3 per year from date of grant, assuming continued employment.
(5)	Represents grant date fair value as determined in accordance with FASB ASC Topic 718 for restricted stock and RSU awards granted by the Company in the respective fiscal year, calculated by multiplying the fair market value of a share of Common Stock on the date of grant (the average of the high and low trading prices on such date) by the number of share awards or RSUs, as applicable.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table sets forth information, as of March 31, 2010, concerning unexercised options, restricted stock awards and RSUs that have not vested for each Named Executive Officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(21)
Robert E. Beauchamp	115,000 232,501 50,000 500,000 195,937 142,625	— — — — 89,063 183,375	(2) (4)	45.782 20.8438 16.595 17.405 32.145 39.295	4/26/2010 1/8/2011 5/9/2012 5/3/2014 6/15/2013 6/6/2014
						16,000 58,000 148,500 127,659 116,716	(7) (9) (10) (13) (14)	608,000 2,204,000 11,400,000 4,851,042 4,435,208
									33,000 58,000 125,000	(17) (18) (19)	1,254,000 2,204,000 4,750,000
Stephen B. Solcher	48,786 58,437 40,687	5,000 26,563 52,313	(1) (2) (4)	21.775 32.145 39.295	6/12/2012 6/15/2013 6/6/2014
						8,600 21,000 39,600 29,787 27,233	(7) (9) (12) (13) (14)	326,800 798,000 1,504,800 1,131,906 1,034,854
									5,312 21,000	(17) (19)	201,856 798,000
Hollie S. Castro						45,636 3,500	(15) (16)	1,734,168 133,000
									10,000	(20)	380,000
John D. McMahon	1,052 361 2,049 646 17,708 35,000	— — 2,733 3,450 27,084 45,000	(5) (6) (3) (4)	3.99 4.32 11.06 18.80 35.54 39.295	10/18/2012 11/14/2012 4/5/2013 7/24/2013 5/5/2014 6/6/2014
						33,333 53,333 25,080 28,368 25,936	(8) (9) (12) (13) (14)	1,266,654 2,026,654 953,040 1,077,984 985,568
William D. Miller	5,834 57,062 38,500	2,500 25,938 49,500	(1) (2) (4)	21.775 32.145 39.295	6/12/2012 6/15/2013 6/6/2014
						8,300 18,000 14,000 26,400 36,170 33,069	(7) (9) (11) (12) (13) (14)	315,400 684,000 532,000 1,003,200 1,374,460 1,256,622
									5,187 18,000	(17) (19)	197,106 684,000
Dev C. Ittycheria (22)	—	—		—	—	—		—	—		—

Michael A. Vescuso(23)	19,666	—		39.295	10/15/2010	—		—	—		—

(1)	Options vest 1/48th per month from date of grant – June 12, 2006.
(2)	Options vest 1/48th per month from date of grant – June 15, 2007.
(3)	Options vest 1/48th per month from date of grant – May 5, 2008.
(4)	Options vest 1/48th per month from date of grant – June 6, 2008.
(5)	Options assumed in connection with our acquisition of BladeLogic which fully vest in July 2010.
(6)	Options assumed in connection with our acquisition of BladeLogic which fully vest in May 2011.
(7)	Shares of time-based restricted stock with grant date of June 15, 2007 that vest 50% on June 15, 2009 and 50% on June 15, 2010.
(8)	RSUs with grant date of May 5, 2008 that vest 1/3 per year over three years.
(9)	RSUs with grant date of June 6, 2008 that vest 50% on June 6, 2010 and 50% on June 6, 2011.
(10)	RSUs with grant date of August 18, 2008 that vest 34% on August 18, 2009 and 8.25% each quarter thereafter.
(11)	RSUs with grant date of November 4, 2008 that vest 1/3 per year over three years.
(12)	RSUs with grant date of February 20, 2009 that vest 1/3 per year over three years.
(13)	RSUs with grant date of June 8, 2009 that vest 1/3 per year over three years.
(14)	RSUs with grant date of December 7, 2009 that vest 1/3 per year over three years.
(15)	RSUs with grant date of October 5, 2009 that vest 1/3 per year over three years.
(16)	RSUs with grant date of October 5, 2009 that fully vest at the end of one year.
(17)	Shares of performance-based restricted stock granted on June 15, 2007 that vest based on us achieving certain non-GAAP EPS goals in fiscal 2010.
(18)	Performance-based RSUs with a grant date of June 6, 2008 that vest based on us achieving certain non-GAAP EPS goals in fiscal 2011.
(19)	Performance-based RSUs with a grant date of August 18, 2008 that vest 1/3 per year over three years depending upon our relative total shareholder return as compared to certain peer companies.
(20)	Performance-based RSUs with a grant date of October 5, 2009 that vest based on us achieving certain non-GAAP EPS goals in fiscal 2011.
(21)	Calculated using the closing price on March 31, 2010 of $38.00.
(22)	Mr. Ittycheria’s employment with us terminated effective February 26, 2010 and all awards were either exercised or cancelled such that Mr. Ittycheria had no outstanding equity awards as of March 31, 2010.
(23)	Mr. Vescuso’s employment with us terminated effective October 15, 2009.

Fiscal 2010 Option Exercises and Stock Vested

The following table provides information on stock options exercised and stock awards vested during fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert E. Beauchamp	77,499	1,363,972	263,000	9,323,928
Stephen B. Solcher	17,500	328,219	34,913	1,247,778
Hollie S. Castro	—	—	—	—
John D. McMahon	71,807	2,129,487	56,254	1,985,449
William D. Miller	31,416	407,750	34,088	1,222,497
Dev C. Ittycheria	66,250	398,802	68,267	2,460,537
Michael A. Vescuso	56,771	785,504	12,500	434,600

(1)	Represents the difference between the market price of our Common Stock on the date of exercise and the exercise price of the applicable option.
(2)	Represents the product of the market price of our Common Stock on the vesting date and the number of shares vested.

Fiscal 2010 Non-Qualified Deferred Compensation

We have a non-qualified, deferred compensation plan for a select group of management or highly compensated employees in which the Named Executive Officers are eligible to participate. Company contributions are permitted under the plan; however, this is not our typical practice and we have not made contributions for any of the Named Executive Officers. Participants may elect to defer up to 50% of their base salary and 100% of their applicable bonuses which is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are directed into a “rabbi trust” (a special form of grantor trust) for the purpose of administering and paying the deferred compensation under this plan. Contributions in the rabbi trust are invested by the Trustee in line with direction provided by participants for long-term return in their hypothetical accounts. The existence of the rabbi trust implies no vested ownership interest of the participant in trust assets but is a vehicle through which we may match the liabilities under the plan resulting from hypothetical accounts with an offsetting asset. The investment choices offered participants in their hypothetical accounts mirror those offered in our 401(k) plan, with the exception of our Common Stock and the self-directed brokerage option, each of which is offered only in our 401(k) plan. Participants’ account values are adjusted up and down in line with investment returns of the selected investment options for their hypothetical accounts. The aggregate “at market” earnings on these investments by each Named Executive Officer who is a participant in the plan, are included in the table below. Participants may change the designation of the investments in their hypothetical accounts in accordance with investments and procedures established by the Employee Benefits Committee. Before any compensation deferral, participants choose when the funds will be distributable. Generally, the aggregate balances of the participants are distributable upon the following events: a specified date or age designated by the participant, the participant’s separation from service, subject to a six month waiting period, the participant’s unforeseeable emergency, or the participant’s death or disability. The plan provides for distributions to be made in either a lump sum amount or installments payable over 5, 10 or 15 years. The following table provides certain information with respect to our Non-Qualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert E. Beauchamp	—		—	602,120	—	2,212,916
Stephen B. Solcher	—		—	55,691	2,277	239,525
Hollie S. Castro	—		—	—	—	—
John D. McMahon	260,959	(1)	—	1,552	—	687,718
William D. Miller	110,402	(2)	—	8,764	—	537,720
Dev C. Ittycheria	—		—	—	—	—
Michael A. Vescuso	91,802	(3)	—	68,191	—	453,529

(1)	Contributions in fiscal 2010 include $108,619 reported in 2009 and $152,340 reported in 2010 in our Fiscal 2010 Summary Compensation Table above.
(2)	Contributions in fiscal 2010 include $35,162 reported in 2009 and $75,240 reported in 2010 in our Fiscal 2010 Summary Compensation Table above.
(3)	Contributions in fiscal 2010 include $59,302 earned in fiscal 2009 and $32,500 reported in 2010 in our Fiscal 2010 Summary Compensation Table above.
(4)	Represents the change in the value of the account from investment returns (including interest and dividends) based on the deemed investment choices as selected by the individual. Earnings are not reported in our Fiscal 2010 Summary Compensation Table because they are not above-market or preferential earnings.

Potential Payments Upon Termination or Change-in-Control

Termination Events

Our employment agreements with each of our Named Executive Officers provide that in the case of a termination of employment by us without Cause, as defined in the agreement, or by the Named Executive Officer for Good Reason, as defined in the agreement, the Named Executive Officer would be entitled to a cash severance payment. In consideration of the benefits bestowed under the employment agreement, the agreements restrict competitive activities for two years (18 months in the case of Ms. Castro and Messrs. McMahon and Miller) after termination, prohibit disclosure of our confidential information and prohibit solicitation of our employees. The following table sets forth the amounts of such severance payments to the Named Executive Officer assuming the event that triggered the payment occurred March 31, 2010.

Name	Executive Benefits and Payments Upon Termination	Death ($)(2)		Disability ($)(2)		Involuntary For Cause Termination ($)	Involuntary Not For Cause Termination ($)(4)	Voluntary Termination with Good Reason ($)(4)	Voluntary Termination without Good Reason (e.g. Retirement) ($)
Robert E. Beauchamp	Severance Payments Vesting of Equity(1)	— 17,741,250		— 17,741,250		— —	4,750,000 —	4,750,000 —	— —
Stephen B. Solcher	Severance Payments Vesting of Equity(1)	— 4,796,360		— 4,796,360		— —	1,900,000 —	1,900,000 —	— —
Hollie S. Castro	Severance Payments Vesting of Equity(1)	— 1,867,168		— 1,867,168		— —	800,000 —	800,000 —	— —
John D. McMahon	Severance Payments Vesting of Equity(1)	— 6,495,288	(3)	— 6,495,288	(3)	— —	1,000,000 —	1,000,000 —	— —
William D. Miller	Severance Payments Vesting of Equity(1)	— 5,165,682		— 5,165,682		— —	990,000 —	990,000 —	— —

(1)	Represents the value, calculated as of March 31, 2010 and assuming a stock price of $38.00 per share, of time-based restricted stock and RSUs which would accelerate vesting upon death or permanent disability.
(2)	Named Executive Officers would be entitled to a pro rata payment of earned amounts under the STIP and LTIP in the case of death or disability. Such payments would be provided at the end of the applicable performance period. Amounts payable under the STIP and the LTIP for performance periods that end as of March 31, 2010 are shown above in the Non-Equity Incentive Plan Compensation section of the Fiscal 2010 Summary Compensation Table. Additional amounts payable under the LTIP cannot be determined as payment would be based on actual performance, which is unknown until the relevant performance period is completed. Assuming performance at target, Messrs. Beauchamp, Solcher, McMahon and Miller and Ms. Castro would be entitled to payments under the LTIP of $1,583,318, $437,909, $266,655, $414,159 and $0, respectively, for partial performance periods.
(3)	Includes $185,388 in cash amounts which are subject to future vesting as they originate from restricted stock awards granted by BladeLogic, Inc. which were converted into the right to receive $28.00 per share in conjunction with our cash acquisition of BladeLogic in 2008.
(4)	In the case of Messrs. Beauchamp and Solcher, the amount of severance is equal to two years of current base salary plus two times current cash bonus target amount, as of March 31, 2010. In the case of Ms. Castro and Messrs. McMahon and Miller, the amount of severance is equal to one year of current base salary plus one times current cash bonus target amount, as of March 31, 2010.

Termination Events During 12 months After a Change-in-Control

Our employment agreements with each of our Named Executive Officers also provide that in the event of a termination of employment without Cause or for Good Reason within 12 months after a change-in-control, each Named Executive Officer would be entitled to a cash severance payment, would vest fully in outstanding options, restricted stock and RSUs and would continue to receive medical insurance benefits at no cost, or a payment equal to the cost of COBRA coverage, for up to eighteen months. In consideration of the benefits bestowed under the employment agreement, the agreements restrict competitive activities for two years (18 months in the case of Ms. Castro and Messrs. McMahon and Miller) after termination, prohibit disclosure of our confidential information and prohibit solicitation of our employees.

The following table sets forth potential payments to the Named Executive Officers in the event of a termination without cause or termination for Good Reason by each of the Named Executive Officers within 12 months of a change-in-control, in each case assuming the events that triggered the payment occurred March 31, 2010. The amounts also assume a stock price of $38.00 per share, the closing price on March 31, 2010, for purposes of determining all equity values. The table includes amounts earned through March 31, 2010 and estimates of amounts that would be paid out to the Named Executive Officers upon their separation or termination. Unless otherwise noted, all cash benefits are stated as the total present value of the obligation. In circumstances where our obligation is service-based, the discounted present value of the obligation is included in the following table. However, these amounts are estimates only, as the actual obligation can only be determined at the time of the Named Executive Officer’s separation from us. In addition, in the event of a change-in-control, current performance periods under the STIP and LTIP are terminated and pro rata awards would be paid based on actual performance to date. If a change-in-control had occurred at March 31, 2010, Messrs. Beauchamp, Solcher, McMahon and Miller and Ms. Castro would have been entitled to payments under the LTIP in the amounts of $871,194, $220,091, $91,705, $207,864 and $0, respectively, in addition to the LTIP payout amounts listed in the Fiscal 2010 Summary Compensation Table above.

Name	Severance Amount ($)(1)	Acceleration of Time-Based Restricted Stock and RSUs ($)(2)		Acceleration of Performance- Based Restricted Stock ($)(4)	Acceleration of Stock Options ($)(5)	Benefits ($)(6)	Total ($)(7)
Robert E. Beauchamp	4,750,000	17,741,250		8,208,000	521,464	25,389	31,246,103
Stephen B. Solcher	1,900,000	4,796,360		999,856	236,651	50,573	7,983,440
Hollie S. Castro	800,000	1,867,168		380,000	—	35,498	3,082,666
John D. McMahon	1,000,000	6,495,288	(3)	—	206,494	16,202	7,717,984
William D. Miller	990,000	5,165,682		881,106	192,429	16,202	7,245,419

(1)	In the case of Messrs. Beauchamp and Solcher, the Severance Amount is equal to two years of current base salary plus two times current cash bonus target amount, as of March 31, 2010. In the case of Ms. Castro and Messrs. McMahon and Miller, the Severance Amount is equal to one year of current base salary plus one times current cash bonus target amount, as of March 31, 2010.
(2)	The Acceleration of Time-Based Restricted Stock and RSUs represents the value of unvested restricted stock and RSUs that would have accelerated upon a post-change-in-control termination on March 31, 2010. Additional information regarding these awards is presented in the “Outstanding Equity Awards at Fiscal 2010 Year-End” table.
(3)	Includes $185,388 in cash amounts which are subject to future vesting as they originate from restricted stock awards granted by BladeLogic, Inc. which were converted into the right to receive $28.00 per share in conjunction with our cash acquisition of BladeLogic in 2008.
(4)	The Acceleration of Performance-Based Restricted Stock represents the value of unvested restricted stock and RSUs that would have accelerated upon a post-change-in-control termination on March 31, 2010. Additional information regarding these awards is presented in the “Outstanding Equity Awards at Fiscal 2010 Year-End” table.
(5)	The Acceleration of Stock Options is equal to the intrinsic value (calculated using the difference between $38.00 and the exercise price of such stock options) of unvested stock options as of March 31, 2010 which would have accelerated upon a post-change-in-control termination. Additional information regarding these awards is presented in the “Outstanding Equity Awards at Fiscal 2010 Year-End” table.
(6)	Benefits represent the cost of COBRA coverage for a period of 18 months. In addition, Mr. Solcher and Ms. Castro are provided 18 months of life insurance coverage.
(7)	As of March 31, 2010, the executive employment agreements with Messrs. Beauchamp, Solcher, McMahon and Miller provided that we would compensate or “gross-up” each of them for the Internal Revenue Code

Section 4999 excise tax and any additional taxes on the gross-up payment. However, the agreements provided that we would cut back the payments and benefits by as much as 10% if doing so would have resulted in the total amount not being subject to these tax provisions. We have calculated whether any gross-up payments would have been due to the Named Executive Officers assuming a change-in-control occurred as of March 31, 2010 and such officer’s employment was terminated without Cause or for Good Reason immediately thereafter. Based on such assumptions, none of the Named Executive Officers would have been due any gross-up payments. In April 2010, we entered into amendments with each of these Named Executive Officers to eliminate this “gross-up” provision. See “Compensation Discussion and Analysis – Other Compensation Items – Severance and Change-in-Control Benefits.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee were officers or employees or former officers or employees of ours or any of our subsidiaries during fiscal 2010, or had any relationship otherwise requiring disclosure.

EQUITY COMPENSATION PLANS

The table below provides information with respect to shares of Common Stock that may be issued under our equity compensation plans as of March 31, 2010.

We have assumed various incentive plans (the “Assumed Plans”) in connection with our acquisitions by merger of BGS Systems, Inc. in 1998, Boole & Babbage, Inc. in 1999, Evity, Inc. in 2000, Marimba, Inc. in 2004 and BladeLogic Inc. in 2008. With the exception of the BladeLogic, Inc. 2007 Stock Option and Incentive Plan (the “BladeLogic 2007 Plan”), no future awards will be issued under the Assumed Plans, and such other Assumed Plans are not included in the table below. We intend to issue new awards from the BladeLogic 2007 Plan in the future, and accordingly the table below includes information regarding such plan.

Plan Category	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options and RSUs	Weighted-Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))
	(a)(3)	(b)(4)	(c)
Equity compensation plans approved by security holders(1)	13,152,629	$30.56	17,239,432	(5)

Equity compensation plans not approved by security holders(2)	3,637,912	$27.01	1,202,417

Total	16,790,541	$29.56	18,441,849

(1)	Includes our 1994 Nonemployee Directors’ Stock Option Plan, 1994 Employee Incentive Plan, 2002 Nonemployee Director Stock Option Plan, 2002 Employee Incentive Plan and 2007 Incentive Plan. No further awards may be granted under the 1994 Nonemployee Directors’ Stock Option Plan.
(2)	Our 2000 Employee Stock Incentive Plan and our assumption of the BladeLogic 2007 Plan have not been approved by our stockholders. The material provisions of these plans are described below.

(3)	Does not include options to purchase an aggregate of 313,276 shares of Common Stock at a weighted-average exercise price of $6.49 outstanding as of March 31, 2010 under the Assumed Plans other than the BladeLogic 2007 Plan. Includes 4,682,668 shares and 310,002 shares issuable in respect of outstanding RSUs under stockholder approved plans and plans not approved by stockholders, respectively, but does not include outstanding shares of restricted stock.
(4)	Weighted-average exercise price of outstanding options only, excluding the impact of RSUs.
(5)	Includes 1,700,596 shares of Common Stock available for issuance pursuant to our 2006 Employee Stock Purchase Plan.

Material Features of Plans Not Approved by Stockholders

2000 Employee Stock Incentive Plan

Our 2000 Employee Stock Incentive Plan was adopted by the Board to enable us to recruit, retain and motivate our non-executive employees with equity-based incentives, primarily employee stock options. Our employees and consultants are eligible to receive grants under this plan, and the plan is administered by our Compensation Committee. We have not granted any awards to our executive officers under this plan. As of March 31, 2010, options to purchase 3,130,706 shares of Common Stock were outstanding under the plan and an aggregate of 1,011,808 shares of Common Stock remained available for awards under the plan. To date, no shares of restricted stock have been granted under the plan, and we are prohibited from doing so. The exercise price per share of Common Stock for options granted under the plan is determined by the Compensation Committee, provided, that the exercise price is not less than the fair market value of shares of Common Stock on the date the option is granted. The term of each stock option is specified by the Compensation Committee. In general, in the event of a change-in-control, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change-in-control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change-in-control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change-in-control event (merger, sale of assets or otherwise), if immediately prior to such change-in-control event the holder had been a stockholder.

BladeLogic 2007 Plan

In connection with our acquisition of BladeLogic, our Board approved our assumption of the BladeLogic 2007 Plan. We intend to make future awards of various equity-based incentives under such plan to those officers, employees, directors and key persons previously employed by and associated with BladeLogic. Accordingly, we have assumed the outstanding awards under the BladeLogic 2007 Plan as of the acquisition and have the authority to make additional grants thereunder, except that the rules of NASDAQ provide that we may not grant awards under the BladeLogic 2007 Plan to any person who was employed by BMC (rather than BladeLogic) at the time of the acquisition. As of March 31, 2010, a total of 507,206 shares of our Common Stock are reserved for future issuance pursuant to outstanding awards under the BladeLogic 2007 Plan, of which 197,204 are reserved for issuance upon exercise of outstanding options and 310,002 are reserved for issuance upon vesting of outstanding RSUs, with 190,609 shares available for future awards. Further, in general, shares subject to awards that are forfeited, canceled, or settled without the issuance of shares, or that are held back upon exercise to satisfy the exercise price of an option or tax withholding obligation upon settlement of an award under this plan also will be available for future awards. This plan is administered by our Compensation Committee. The exercise price of options and stock appreciation rights, if any, awarded under this plan is determined by the plan administrator, provided, that the exercise price is not less than the fair market value of Common Stock on the date of grant of the option or stock appreciation right. The term of each option may not exceed ten years from the date of grant. Restricted stock, RSUs and unrestricted stock awards may also be granted under this plan, subject to the administrator’s discretion regarding vesting conditions and restrictions, as well as performance shares, cash-based awards and dividend equivalent rights. In the event of a merger, sale of assets or dissolution, or a similar

“sale event” in which all awards are not assumed or substituted by the successor entity, all options and stock appreciation rights that are unexercisable immediately prior to such event and all other unvested awards will terminate upon the effective time of such sale event following an exercise period for outstanding options and stock appreciation rights, unless such awards are assumed or continued by the successor entity. Other than in the event of a necessary adjustment in connection with a change in our Common Stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee of the Board is composed of independent directors as defined by the listing standards of NASDAQ and the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board, a copy of which is available on our website at www.bmc.com/investors.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of our financial statements and the processes that produce them, (ii) our compliance with legal and regulatory requirements, (iii) the quality and integrity of our risk management process, and (iv) the qualifications and independence of the independent registered public accountants. The Audit Committee also oversees the performance of BMC Software’s internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent registered public accountants. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors.

The Audit Committee has met and reviewed and discussed our audited financial statements as of and for the year ended March 31, 2010, with our management, which has the primary responsibility for our financial statements, as well as with our independent registered public accountants, Ernst & Young LLP, who are responsible for performing an independent audit of BMC Software’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered whether Ernst & Young LLP’s non-audit services to us were compatible with their independence and concluded their independence was not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended March 31, 2010, filed with the SEC.

Submitted by:

Audit Committee

Louis J. Lavigne, Jr., Chairman

Jon E. Barfield

Kathleen A. O’Neil

STOCKHOLDER PROPOSALS

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2011 Annual Meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary no later than February 17, 2011. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Secretary by May 3, 2011.

In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our Annual Meeting of stockholders, it must be either specified in the notice of the meeting given by us or otherwise brought before the meeting by or at the direction of our Board or by a stockholder of ours entitled to vote at the meeting and who complies with the following notice procedures.

For nominations or other business to be properly brought before an Annual Meeting by a stockholder, the stockholder must give timely notice thereof in writing to our Secretary and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. For a stockholder nomination for election to our Board or a proposal of business to be considered at the 2011 Annual Meeting of stockholders, it should be properly submitted to our Secretary no earlier than April 3, 2011 and no later than May 3, 2011. However, if the date of the 2011 Annual Meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s Annual Meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such Annual Meeting and the 10th day following the day on which public announcement of the date of such meeting is first made.

For each individual that a stockholder proposes to nominate as a director, such notice must set forth all of the information required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case under applicable law. For any other business that a stockholder desires to bring before an Annual Meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books; and

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.

If we increase the number of directors to be elected at an Annual Meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 55 days prior to the anniversary of the date the previous year’s proxy statement was first mailed to stockholders, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to our Secretary at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which the public announcement is first made.

ANNUAL REPORT ON FORM 10-K

We have furnished a copy of our Annual Report, as filed with the SEC, including the financial statements thereto to each person whose proxy is being solicited. Our Annual Report may be viewed on the Internet at http://materials.proxyvote.com/055921 or at www.sec.gov. We will furnish, upon written request, any exhibit described in the list accompanying the Annual Report. Requests for copies of such report and/or exhibit(s) should be directed to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

OTHER INFORMATION

Transfer Agent. Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: Computershare Investor Services, N.A., P.O. Box 43078, Providence, RI 02940-3078. Our transfer agent may also be reached via the Internet at http://www.computershare.com or by telephone at (877)282-1168.

The cost of soliciting proxies in the accompanying form will be borne by us. In addition to solicitations by mail, a number of officers, directors and regular employees of ours may, if necessary to ensure the presence of a quorum and at no additional expense to us, solicit proxies in person or by telephone. We have hired D.F. King to assist in the solicitation of proxies at an estimated cost of $30,000 plus reimbursement of reasonable out-of-pocket expenses. We also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors

Denise M. Clolery

Senior Vice President, General Counsel and

Secretary

Houston, Texas

June 17, 2010

APPENDIX A

AMENDMENT TO THE BMC SOFTWARE, INC.

RESTATED CERTIFICATE OF INCORPORATION

Article FOURTH, Section II.4 is proposed to be amended as follows:

4. Voting. ~~The~~Except as otherwise expressly required by law or provided in this Restated Certificate of Incorporation and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of shares of Common Stock shall possess full voting power for the election of directors and for all other ~~purposes. In the exercise of its voting power, the Common Stock~~matters with respect to which stockholders are entitled to vote under applicable law, this Restated Certificate of Incorporation or the by-laws of the Corporation, or upon which a vote of stockholders is otherwise called for by the Corporation. Each holder of shares of Common Stock as of the record date for determining the stockholders entitled to vote shall be entitled to one vote for each share ~~held. In all cases in which the holders of the Common Stock have the right to vote, the affirmative vote of a majority of the outstanding shares of the Common Stock shall constitute approval of the Common Stock.~~of Common Stock held by such stockholder.

A-1

ATTN: MARY HAYES 2101 CITYWEST BLVD. HOUSTON, TX 77042-2827

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by BMC Software, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M25277-P89620	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BMC SOFTWARE, INC.

The Board of Directors recommends you vote FOR the following proposals:
1	Election of Directors	For	Against	Abstain			For	Against	Abstain
Nominees:

	1a. Robert E. Beauchamp	☐	☐	☐		1h. Louis J. Lavigne, Jr.	☐	☐	☐

	1b. Jon E. Barfield	☐	☐	☐		1i. Kathleen A. O’Neil	☐	☐	☐

	1c. Gary L. Bloom	☐	☐	☐		1j. Tom C. Tinsley	☐	☐	☐

	1d. Meldon K. Gafner	☐	☐	☐	2.

Proposal to approve an amendment to the Restated Certificate of Incorporation of BMC Software, Inc. in connection with the amendment of our voting standard for matters subject to a vote of stockholders.

							☐	☐	☐
	1e. Mark J. Hawkins	☐	☐	☐
	1f. Stephan A. James	☐	☐	☐	3.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of BMC Software, Inc. for the fiscal year ending March 31, 2011.	☐	☐	☐
	1g P. Thomas Jenkins	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

NOTE: By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Joint owners must each sign. Please sign your name exactly as it appears on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M25278-P89620

BMC SOFTWARE, INC.

Annual Meeting of Stockholders

July 21, 2010 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert E. Beauchamp and Denise M. Clolery and each of them, with or without the other, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the 2010 Annual Meeting of Stockholders of BMC Software, Inc. to be held in the Piedmont room at The Loews Atlanta Hotel, 1065 Peachtree Street, NE, Atlanta, Georgia on July 21, 2010, at 9:00 a.m., local time, and all adjournments or postponements thereof. The validity of this proxy is governed by the laws of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting of Stockholders.

If shares of BMC Software, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such Plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of BMC Software, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

This proxy will be voted as you specify on the reverse side. If no specification is made, this proxy will be voted with respect to item (1) FOR the nominees listed, (2) FOR approval of an amendment to the Restated Certificate of Incorporation of BMC Software, Inc. in connection with the amendment of our voting standard for matters subject to a vote of stockholders, and (3) FOR ratification of the appointment of Ernst and Young LLP as independent registered public accounting firm of BMC Software, Inc. for the fiscal year ending March 31, 2011.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side